Exhibit 2

Management’s Responsibility

Management’s Responsibility for Financial Statements

The accompanying consolidated financial statements have been prepared by and are the responsibility of the Board of Directors and Management of the Company.

The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles and reflect Management’s best estimates and judgements based on currently available information. The Company has developed and maintains a system of internal accounting controls in order to ensure, on a reasonable and cost effective basis, the reliability of its financial information.

The consolidated financial statements have been audited by PricewaterhouseCoopers LLP, Chartered Accountants. Their report outlines the scope of their examination and opinion on the consolidated financial statements.

/s/ Jamie C. Sokalsky
Jamie C. Sokalsky
Executive Vice President
and Chief Financial Officer
Toronto, Canada
March 15, 2005

BARRICK Annual Report 2004

Auditors’ Report

To the Shareholders of Barrick Gold Corporation

We have audited the consolidated balance sheets of Barrick Gold Corporation as at December 31, 2004 and 2003 and the consolidated statements of income, cash flows, shareholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company’s Management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004 in accordance with United States generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, during 2003 the Company changed its policy on accounting for amortization of underground development costs and for asset retirement obligations, and during 2002 the Company changed its policy on deferred stripping costs.

On March 15, 2005 we reported separately to the shareholders of Barrick Gold Corporation on the financial statements for the same periods, prepared in accordance with Canadian generally accepted accounting principles.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Toronto, Canada
March 15, 2005

BARRICK Annual Report 2004

Financial
Statements

Consolidated Statements of Income

Barrick Gold Corporation
For the years ended December 31 (in millions of United States dollars,
except per share data)	2004	2003	2002

Gold sales (notes 3 and 4)	$1,932	$2,035	$1,967

Costs and expenses
Cost of sales[1] (note 5)	1,071	1,072	1,070
Amortization (note 3)	452	522	519
Administration	71	73	50
Exploration, development and business development	141	137	104
Other (income) expense (note 6)	158	(4)	16

	1,893	1,800	1,759

Interest income	25	31	26
Interest expense (note 16b)	(19)	(44)	(57)

Income before income taxes and other items	45	222	177
Income tax recovery (expense) (note 7)	203	(5)	16

Income before cumulative effect of changes in accounting principles	248	217	193
Cumulative effect of changes in accounting principles (note 2b)	—	(17)	—

Net income for the year	$248	$200	$193

Earnings per share data (note 8)
Income before cumulative effect of changes in accounting principles
Basic	$0.47	$0.40	$0.36
Diluted	$0.46	$0.40	$0.36
Net income
Basic	$0.47	$0.37	$0.36
Diluted	$0.46	$0.37	$0.36

1. Exclusive of amortization (note 5).

The accompanying notes are an integral part of these consolidated financial statements.

BARRICK Annual Report 2004

FINANCIAL STATEMENTS

Consolidated Statements of Cash Flow

Barrick Gold Corporation
For the years ended December 31 (in millions of United States dollars)
	2004	2003	2002

Operating Activities
Net income	$248	$200	$193
Amortization	452	522	519
Deferred income taxes (note 18)	(225)	(49)	(75)
Inmet litigation settlement (note 6)	—	(86)	—
Gains on sale of long-lived assets (note 6)	(34)	(34)	(4)
Other items (note 9)	65	(34)	(45)

Net cash provided by operating activities	506	519	588

Investing Activities
Property, plant and equipment
Capital expenditures (note 3)	(824)	(322)	(228)
Sales proceeds	43	40	8
Investments (note 10)
Purchases	(47)	(60)	—
Sales proceeds	9	8	3
Proceeds on maturity of term deposits	—	—	159

Net cash used in investing activities	(819)	(334)	(58)

Financing Activities
Capital stock
Proceeds from shares issued on exercise of stock options	49	29	83
Repurchased for cash (note 19a)	(95)	(154)	—
Long-term debt (note 16b)
Proceeds	974	—	—
Repayments	(41)	(23)	(25)
Dividends (note 19a)	(118)	(118)	(119)
Other items	(28)	—	—

Net cash provided by (used in) financing activities	741	(266)	(61)

Effect of exchange rate changes on cash and equivalents	—	7	1
Net increase (decrease) in cash and equivalents	428	(81)	469
Cash and equivalents at beginning of year (note 16a)	970	1,044	574

Cash and equivalents at end of year (note 16a)	$1,398	$970	$1,044

The accompanying notes are an integral part of these consolidated financial statements.

BARRICK Annual Report 2004

FINANCIAL STATEMENTS

Consolidated Balance Sheets

Barrick Gold Corporation
At December 31 (in millions of United States dollars)

	2004	2003

Assets
Current assets
Cash and equivalents (note 16a)	$1,398	$970
Accounts receivable (note 11)	58	56
Inventories (note 11)	215	164
Other current assets (note 11)	286	178

	1,957	1,368
Investments (note 10)	134	130
Property, plant and equipment (note 12)	3,391	3,128
Capitalized mining costs (note 13)	226	235
Other assets (note 14)	566	497

Total assets	$6,274	$5,358

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$335	$245
Other current liabilities (note 15)	83	119

	418	364
Long-term debt (note 16b)	1,655	719
Other long-term obligations (note 17)	499	464
Deferred income tax liabilities (note 18)	139	317

Total liabilities	2,711	1,864

Shareholders’ equity
Capital stock (note 19)	4,129	4,115
Deficit	(624)	(694)
Accumulated other comprehensive income (note 20)	58	73

Total shareholders’ equity	3,563	3,494

Contingencies and commitments (notes 12d, 16 and 23)

Total liabilities and shareholders’ equity	$6,274	$5,358

The accompanying notes are an integral part of these consolidated financial statements.

Signed on behalf of the Board,

/s/ Gregory C. Wilkins	/s/ Howard L. Beck
Gregory C. Wilkins	Howard L. Beck
Director	Director

BARRICK Annual Report 2004

FINANCIAL STATEMENTS

Consolidated Statements of Shareholders’ Equity

Barrick Gold Corporation
For the years ended December 31 (in millions of United States dollars)

	2004	2003	2002

Common shares (number in millions)
At January 1	535	542	536
Issued on exercise of stock options (note 21a)	3	2	6
Repurchased (note 19a)	(4)	(9)	—

At December 31	534	535	542

Common shares
At January 1	$4,115	$4,148	$4,062
Issued on exercise of stock options (note 21a)	49	34	86
Repurchased (note 19a)	(35)	(67)	—

At December 31	$4,129	$4,115	$4,148

Deficit
At January 1	$(694)	$(689)	$(763)
Net income	248	200	193
Adjustment on repurchase of common shares (note 19a)	(60)	(87)	—
Dividends (note 19a)	(118)	(118)	(119)

At December 31	$(624)	$(694)	$(689)

Accumulated other comprehensive income (loss) (note 20)	$58	$73	$(125)

Total shareholders’ equity at December 31	$3,563	$3,494	$3,334

Consolidated Statements of Comprehensive Income

	2004	2003	2002

Net income	$248	$200	$193
Other comprehensive income (loss), net of tax (note 20)	(15)	198	(18)

Comprehensive income	$233	$398	$175

The accompanying notes are an integral part of these consolidated financial statements.

BARRICK Annual Report 2004

Notes to Consolidated Financial Statements

Barrick Gold Corporation. Tabular dollar amounts in millions of United States dollars, unless otherwise shown. References to C$, A$ and € are to Canadian dollars, Australian dollars and Euros, respectively.

1. Nature of Operations

Barrick Gold Corporation (“Barrick” or the “Company”) engages in the production and sale of gold from underground and open-pit mines, including related activities such as exploration and mine development. Our operations are mainly located in North America, South America, Australia and Africa.

2. Significant Accounting Policies

a) Basis of presentation

These financial statements are prepared under United States generally accepted accounsting principles (“US GAAP”). We also include financial statements prepared under Canadian GAAP in our Proxy Statement that we file with various Canadian regulatory authorities. To ensure comparability of financial information, certain prior-year amounts have been reclassified to conform with the current year presentation.

Consolidation policy

These financial statements reflect consolidation of the accounts of Barrick and other entities in which we have a controlling financial interest. The usual condition for a controlling financial interest is ownership of a majority of the voting interests of an entity. However, a controlling financial interest may also exist in entities through arrangements that do not involve voting interests, where the entities are variable interest entities (VIEs) under the principles of FIN 46R. Inter-company balances and transactions are eliminated on consolidation.

A VIE is defined as an entity that by design either lacks enough equity investment at risk to permit the entity to finance its activities without additional subordinated financial support from other parties; has equity owners who are unable to make decisions about the entity; or has equity owners that do not have the obligation to absorb the entity’s expected losses or the right to receive the entity’s expected residual returns. VIEs can arise from a variety of entities or legal structures.

FIN 46R requires a variable interest holder (i.e. a counterparty to a VIE) to consolidate the VIE if that party will absorb a majority of the expected losses of the VIE, receive a majority of the residual returns of the VIE, or both. This party is considered the primary beneficiary of the entity. The determination of whether a variable interest holder meets the criteria to be considered the primary beneficiary of a VIE requires an evaluation of all transactions by the entity. The foundation for this evaluation is a calculation prescribed by FIN 46R.

We hold our interests in the Round Mountain, Hemlo, Marigold and Kalgoorlie mines through unincorporated joint ventures. Under long-standing practice for extractive industries, we use the proportionate consolidation method to account for our interests in these unincorporated joint ventures.

Our 70% interest in the Tulawaka development project is held through an unincorporated joint venture. In years prior to 2004 we used the proportionate consolidation method to account for our interest. In 2004, we entered into an agreement to finance the other joint venture partner’s share of mine construction costs, which caused us to reconsider whether this joint venture is a VIE. We concluded that the joint venture is in fact a VIE, and that Barrick is the primary beneficiary. From June 2004 onwards, we consolidated this joint venture using the principles of FIN 46R. The creditors of this VIE have no recourse to the general credit of Barrick.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign currency translation

In 2003, various changes in economic facts and circumstances led us to conclude that the functional currency of our Argentinean operations is the United States dollar rather than the Argentinean Peso. These changes included the completion of the Veladero mine feasibility study, the expected denomination of selling prices for future gold production and the occurrence of higher amounts of US dollar expenditures.

Following this change the functional currency of all our operations is the US dollar. We re-measure non-US dollar balances as follows:

>	non-monetary assets and liabilities using historical rates;

>	monetary assets and liabilities using period-end exchange rates; and

>	income and expenses using average exchange rates, except for expenses related to assets and liabilities re-measured at historical exchange rates.

Gains and losses arising from re-measurement of foreign currency balances and transactions are recorded in earnings.

Use of estimates

The preparation of these financial statements requires us to make estimates and assumptions. The most significant estimates and assumptions are quantities of proven and probable gold reserves; expected value of mineral resources not considered proven and probable reserves; expected future costs and expenses to produce proven and probable reserves; expected future commodity prices and foreign currency exchange rates; and expected costs to meet asset retirement obligations. Critical estimates and assumptions include:

>	decisions as to whether mine development costs should be capitalized or expensed;

>	assessments of whether groups of long-lived assets are impaired and the fair value of those groups of assets that are the basis for measuring impairment charges;

>	assessments of our ability to realize the benefits of deferred income tax assets;

>	the useful lives of long-lived assets and the measurement of amortization recorded in earnings; and

>	the fair value of asset retirement obligations.

We regularly review estimates and assumptions that affect our financial statements; however, actual outcomes could differ from estimates and assumptions.

b) Accounting changes

Effect of accounting changes on earnings

Earnings increase (decrease)

For the years ended
December 31	2004	2003	2002

Changes in accounting policies
Cumulative effect
Adoption of FAS 143[1] (note 17a)	$—	$4	$—
Amortization of underground development costs[2] (note 12a)	—	(21)	—

	—	(17)	—
Pro forma effect
(excluding tax effects)
Adoption of FAS 143[3]	—	—	(4)

Total	$—	$(17)	$(4)

1.    On adoption of FAS 143 in first quarter 2003 (see note 17a), we recorded on our balance sheet an increase in property, plant and equipment of $39 million; an increase in other long-term obligations of $32 million; and an increase in deferred income tax liabilities of $3 million; as well as a $4 million credit in earnings for the cumulative effect of this change.

2.    On January 1, 2003, we changed our accounting policy for amortization of underground mine development costs to exclude estimates of future underground development costs (see note 12a). On adoption of this change, we decreased property, plant and equipment by $19 million, and increased deferred income tax liabilities by $2 million. We recorded in our income statement a $21 million charge for the cumulative effect of this accounting change.

3.    FAS 143 was followed in the preparation of financial results for 2004 and 2003. For 2002, because prior years were not restated, the amount disclosed is the pro forma effect of following FAS 143.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Emerging Issues Task Force (“EITF”) Issue No. 04-2: Whether Mineral Rights are Tangible or Intangible Assets (EITF 04-2)

EITF 04-2 was issued in 2004 and concludes that mineral rights, which are defined as the legal right to explore, extract and retain at least a portion of the benefits from mineral deposits, are tangible assets. EITF 04-2 was effective in third quarter 2004, and had no impact on the classification of such assets in our financial statements.

EITF Issue No. 04-3, Mining Assets: Impairment and Business Combinations (EITF 04-3)

EITF 04-3 was issued in 2004 and establishes guidance for the inclusion of the expected value of mineralization not considered proven and probable reserves when allocating the purchase price in a business combination and also when testing a mining asset for impairment. The principles of EITF 04-3 are required to be adopted prospectively and were effective in second quarter 2004.

c) Accounting developments

EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (EITF 03-1)

EITF 03-1 was issued in 2004 and establishes guidance to be used in determining when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. Under the application of our previous accounting policy for impairment of investments, an impairment on a specific investment was recorded in earnings on determination that the impairment was other than temporary or after an investment had been impaired for six months, whichever is the earlier. Under EITF 03-1, there is no requirement to automatically record an impairment loss in earnings after a six-month period; instead the recognition of impairment losses in earnings is based on the assessment of whether the loss is other than temporary. The adoption of the measurement requirements of EITF 03-1 in third quarter 2004 had no effect on impairment charges recorded in earnings.

EITF 03-1 also provides the guidance on accounting subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about impairment losses included in other comprehensive income that have not been recorded in earnings. The measurement requirements of EITF 03-1 were effective for the fiscal quarter ended September 30, 2004, but the disclosure requirements are not effective until fiscal 2005.

EITF Issue No. 04-6, Accounting for Stripping Costs Incurred during Production in the Mining Industry (EITF 04-6)

In the mining industry, companies may be required to remove overburden and other mine waste materials to access mineral deposits. The costs of removing overburden and waste materials are often referred to as “stripping costs.” During the development of a mine (before production begins), it is generally accepted in practice that stripping costs are capitalized as part of the depreciable cost of building, developing, and constructing the mine. Those capitalized costs are typically amortized over the productive life of the mine using the units-of-production method. A mining company may continue to remove overburden and waste materials, and therefore incur stripping costs, during the production phase of the mine. Questions have been raised about the appropriate accounting for stripping costs incurred during the production phase, and diversity in practice exists. In response to these questions, the EITF has undertaken a project to develop an Abstract to address the questions and clarify the appropriate accounting treatment for stripping costs under US GAAP. The EITF is in the process of deliberating these questions and upon completion of their deliberations they are expected to issue EITF 04-6, which will represent an authorative US GAAP pronouncement for stripping costs. Our accounting policy for stripping costs is disclosed in note 13. EITF 04-6 may require us to change our accounting policy for stripping costs in future periods.

FAS 123R, Accounting for Stock-Based Compensation (FAS 123R)

In December 2004, the FASB issued FAS 123R. FAS 123R is applicable to transactions in which an entity exchanges its equity instruments for goods and services.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

It focuses primarily on transactions in which an entity obtains employee services in share-based payment transactions. FAS 123R requires that the fair value of such equity instruments is recorded as an expense as services are performed. Prior to FAS 123R, only certain pro forma disclosures of accounting for these transactions at fair value were required. FAS 123R will be effective for our third quarter 2005 financial statements, and permits varying transition methods including: retroactive adjustment of prior periods as far back as 1995 to give effect to the fair value based method of accounting for awards granted in those prior periods; retrospective application to all interim periods in 2005; or prospective application to future periods beginning in third quarter 2005. We are presently evaluating the effect of the varying methods of adopting FAS 123R. We expect to adopt FAS 123R using the modified prospective method effective July 1, 2005. Under this method we will begin recording stock option expense based on a similar method to the one used for pro forma purposes that is disclosed in note 21, starting in the third quarter of 2005.

FAS 151, Inventory Costs (FAS 151)

FAS 151 was issued in November 2004 as an amendment to ARB No. 43. FAS 151 specifies the general principles applicable to the pricing and allocation of certain costs to inventory. Under FAS 151, abnormal amounts of idle facility expense, freight, handling costs and wasted materials are recognized as current period charges rather than capitalized to inventory. FAS 151 also requires that the allocation of fixed production overhead to the cost of inventory be based on the normal capacity of production facilities. FAS 151 will be effective for inventory costs incurred beginning in our 2006 fiscal year. We are presently evaluating the impact of FAS 151 on our financial statements.

FAS 153, Exchanges of Non-Monetary Assets (FAS 153)

FAS 153 was issued in December 2004 as an amendment to APB Opinion No. 29. FAS 153 provides guidance on the measurement of exchanges of non-monetary assets, with exceptions for exchanges that do not have commercial substance. Under FAS 153, a non-monetary exchange has commercial substance if, as a result of the exchange, the future cash flows of an entity are expected to change significantly.

Under FAS 153, a non-monetary exchange is measured based on the fair values of the assets exchanged. If fair value is not determinable, the exchange lacks commercial substance or the exchange is to facilitate sales to customers, a non-monetary exchange is measured based on the recorded amount of the non-monetary asset relinquished. FAS 153 will be effective for non-monetary exchanges that occur in fiscal periods beginning after June 15, 2005.

d) Other significant accounting policies

	Note	Page

Segment information	3	p. 84
Revenue and gold sales contracts	4	p. 86
Cost of sales	5	p. 88
Other (income) expense	6	p. 89
Income tax (recovery) expense	7	p. 90
Earnings per share	8	p. 92
Supplemental cash flow information	9	p. 92
Investments	10	p. 93
Accounts receivable, inventories and other current assets	11	p. 94
Property, plant and equipment	12	p. 95
Capitalized mining costs	13	p. 97
Other assets	14	p. 97
Other current liabilities	15	p. 97
Financial instruments	16	p. 97
Other long-term obligations	17	p. 107
Deferred income taxes	18	p. 107
Capital stock	19	p. 109
Other comprehensive income (loss)	20	p. 110
Stock-based compensation	21	p. 111
Post-retirement benefits	22	p. 113
Contingencies, litigation and claims	23	p. 115
Joint ventures	24	p. 117
Differences from Canadian GAAP	25	p. 117

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Segment Information

Our operations are managed on a regional basis. Our three regional business units are North America, Australia/Africa and South America. Financial information for each of our operating mines, development projects and our exploration group is reviewed regularly by our chief operating decision maker.

Segment income for operating segments comprises segment revenues less segment operating costs and segment amortization in the format that internal management reporting is presented to the chief operating decision maker. For internal management reporting purposes, we measure segment revenues and income using the average consolidated realized gold selling price for each period. Segment operating costs represent our internal presentation of costs incurred to produce gold at each operating mine, and exclude the following costs that we do not allocate to operating segments: accretion expense; environmental remediation costs at closed mines; regional business unit overhead; amortization of corporate assets; business development costs; administration costs; other income/expense; and the costs of financing their activities. Segment operating costs for development projects and the exploration group represent expensed exploration, mine development and mine start-up costs.

Income statement information

	Gold sales			Segment operating costs			Segment income (loss)
For the years ended December 31	2004	2003	2002	2004	2003	2002	2004	2003	2002

Goldstrike	$745	$813	$678	$475	$531	$436	$121	$122	$95
Round Mountain	148	139	132	83	66	73	48	53	38
Eskay Creek	112	130	121	9	18	14	52	65	59
Hemlo	93	98	97	57	60	64	24	27	23
Other operating segments	42	50	177	21	29	96	11	7	56

North America	1,140	1,230	1,205	645	704	683	256	274	271

Plutonic	122	120	105	69	62	57	42	48	37
Kalgoorlie	183	153	124	107	87	82	56	46	23
Cowal	—	—	—	1	—	—	(1)	—	—
Bulyanhulu	135	109	134	96	73	78	5	(1)	16
Tulawaka	—	—	—	—	2	3	—	(2)	(3)
Other operating segments	101	91	89	60	53	45	27	26	33

Australia/Africa	541	473	452	333	277	265	129	117	106

Pierina	251	332	303	69	76	72	75	90	70
Veladero	—	—	—	5	18	20	(5)	(18)	(20)
Pascua-Lama	—	—	—	4	—	—	(4)	—	—
Lagunas Norte	—	—	—	12	29	29	(12)	(29)	(29)
Other operating segments	—	—	7	3	—	5	(3)	—	2

South America	251	332	310	93	123	126	51	43	23

Exploration group	—	—	—	96	67	42	(96)	(67)	(42)

Segment total	$1,932	$2,035	$1,967	$1,167	$1,171	$1,116	$340	$367	$358

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Geographic information

	Assets		Gold sales
For the years ended December 31	2004	2003	2004	2003	2002

United States	$1,976	$1,835	$911	$970	$906
Canada	492	480	229	260	299

North America	2,468	2,315	1,140	1,230	1,205

Australia	838	552	406	364	318
Tanzania	774	707	135	109	134

Australia/Africa	1,612	1,259	541	473	452

Peru	811	757	251	332	303
Argentina	645	219	—	—	—
Chile	120	90	—	—	—

South America	1,576	1,066	251	332	303

Other	618	718	—	—	7

	$6,274	$5,358	$1,932	$2,035	$1,967

Reconciliation of segment income

For the years ended December 31	2004	2003	2002

Segment income	$340	$367	$358
Accretion expense at producing mines	(11)	(10)	—
Environmental remediation costs	—	—	(34)
Other expenses at producing mines	(16)	(11)	(14)
Amortization of corporate assets	(27)	(25)	(26)
Business development costs	(18)	(17)	(10)
Administration	(71)	(73)	(50)
Interest income	25	31	26
Interest expense	(19)	(44)	(57)
Other income (expense)	(158)	4	(16)

Income before income taxes and other items	$45	$222	$177

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Asset information

						Segment capital
	Segment assets		Amortization			expenditures
For the years ended December 31	2004	2003	2004	2003	2002	2004	2003	2002

Goldstrike	$1,290	$1,372	$149	$160	$147	$72	$51	$46
Round Mountain	67	75	17	20	21	5	6	8
Eskay Creek	91	203	51	47	48	7	5	8
Hemlo	63	65	12	11	10	8	10	6
Other operating segments	28	29	10	14	25	12	8	19

North America	1,539	1,744	239	252	251	104	80	87

Plutonic	92	84	11	10	11	15	44	20
Kalgoorlie	277	250	20	20	19	10	14	14
Cowal	130	49	—	—	—	73	24	13
Bulyanhulu	566	539	34	37	40	46	36	56
Tulawaka	70	22	—	—	—	48	1	—
Other operating segments	89	84	14	12	11	12	21	14

Australia/Africa	1,224	1,028	79	79	81	204	140	117

Pierina	269	434	107	166	161	8	17	5
Veladero	456	88	—	—	—	284	68	—
Pascua-Lama	273	236	—	—	—	35	9	11
Lagunas Norte	220	9	—	—	—	182	4	5

South America	1,218	767	107	166	161	509	98	21

Segment total	3,981	3,539	425	497	493	817	318	225
Cash and equivalents	1,398	970	—	—	—	—	—	—
Other items not allocated to segments	895	849	27	25	26	7	4	3

Enterprise total	$6,274	$5,358	$452	$522	$519	$824	$322	$228

4. Revenue and Gold Sales Contracts

For the years ended
December 31	2004	2003	2002

Gold bullion sales
Gold sales contracts	$709	$1,504	$1,401
Spot market sales	1,111	426	460

	1,820	1,930	1,861
Concentrate sales	112	105	106

	$1,932	$2,035	$1,967

We record revenue when the following conditions are met: persuasive evidence of an arrangement exists; delivery has occurred under the terms of the arrangement; the price is fixed or determinable; and collectability is reasonably assured.

Bullion sales

We record revenue from gold and silver bullion sales at the time of delivery and transfer of title to the gold or silver to counterparties. Incidental revenues from the sale of by-products such as silver are classified within cost of sales.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2004, we had fixed-price gold sales contracts with various counterparties for a total of 13.5 million ounces of future gold production and floating-price forward gold sales contracts for 0.5 million ounces. In 2004, we allocated 6.5 million ounces of fixed-price gold sales contracts specifically to Pascua-Lama. The allocation of these contracts will help reduce gold price risk at Pascua-Lama and will help secure financing for its construction. In addition to the gold sales contracts allocated to Pascua-Lama, we have 7.0 million ounces of corporate gold sales contracts that we intend to settle through delivery of future gold production from our operating mines and development projects, excluding Pascua-Lama. The terms of the contracts are governed by master trading agreements (MTAs) that we have in place with the counterparties to the contracts. The contracts have final delivery dates primarily over the next 10 years, but we have the right to settle these contracts at any time over this period. Contract prices are established at inception through to an interim date. If we do not deliver at this interim date, a new interim date is set. The price for the new interim date is determined in accordance with the MTAs which have contractually agreed price adjustment mechanisms based on the market gold price. The MTAs have both fixed and floating price mechanisms. The fixed-price mechanism represents the market price at the start date (or previous interim date) of the contract plus a premium based on the difference between the forward price of gold and the current market price. If at an interim date we opt for a floating price, the floating price represents the spot market price at the time of delivery of gold plus or minus the difference between the previously fixed price and the market gold price at that interim date. The final realized selling price under a contract primarily depends upon the timing of the actual future delivery date, the market price of gold at the start of the contract and the actual amount of the premium of the forward price of gold over the spot price of gold for the periods that fixed selling prices are set. The mark-to-market on the fixed-price gold sales contracts (at December 31, 2004) was negative $966 million for the Pascua-Lama Gold Sales Contracts and negative $949 million for the Corporate Gold Sales Contracts.

The difference between the forward price of gold and the current market price, referred to as contango, can be expressed as a percentage that is closely correlated to the difference between US dollar interest rates and gold lease rates. Historically short-term gold lease rates have been lower than longer-term rates. We use gold lease rate swaps to achieve a more economically optimal term structure for gold lease rates implicit in contango. Under the swaps we receive a fixed gold lease rate, and pay a floating gold lease rate, on a notional 2.1 million ounces of gold spread from 2005 to 2013. The swaps are associated with fixed-price gold sales contracts with expected delivery dates beyond 2006. Lease rate swaps are classified as non-hedge derivatives (note 16c).

Floating spot price sales contracts were previously fixed-price forward sales contracts for which, in accordance with the terms of our MTAs, we have elected to receive floating spot gold and silver prices, adjusted by the difference between the spot price and the contract price at the time of such election. Floating prices were elected for these contracts so that we could economically regain spot gold price leverage under the terms of delivery into these contracts. Furthermore, floating price mechanisms were elected for these contracts at a time when the then current market price was higher than the fixed price in the contract. The mark-to-market on these contracts (at December 31, 2004) was negative $25 million, which equates to an average reduction to the future spot sales price of approximately $52 per ounce, when we deliver gold at spot prices against these contracts.

At December 31, 2004, one counterparty made up 11% of the ounces committed under gold bullion sales contracts.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentrate sales

Our Eskay Creek and Bulyanhulu mines produce gold in concentrate form. Our Pascua-Lama mine will also produce gold in concentrate form. Under the terms of our concentrate sales contracts with independent smelting companies, gold sales prices are set on a specified future date after shipment based on market prices. We record revenues under these contracts at the time of shipment, which is when title passes to the smelting companies, using forward market gold prices on the expected date that final sales prices will be set. Variations between the price recorded at the shipment date and the actual final price set under the smelting contracts are caused by changes in market gold prices, and result in an embedded derivative in the accounts receivable. The embedded derivative is recorded at fair value each period until final settlement occurs, with changes in fair value classified as a component of revenue.

Impact of derivative embedded in concentrate sales receivables

For the years ended
December 31	2004	2003	2002

Gains included in revenue	$—	$—	$1

5. Cost of Sales

For the years ended
December 31	2004	2003	2002

Cost of goods sold[1,3]	$1,136	$1,110	$1,133
By-product revenues[2]	(146)	(114)	(119)
Royalty expense	53	50	37
Mining taxes	12	15	5
Other expenses at producing mines[4]	16	11	14

	$1,071	$1,072	$1,070

1.	The presentation of cost of goods sold includes accretion expense at producing mines of $11 million (2003 – $10 million; 2002 – $nil). The cost of inventory sold in the period reflects the components described in note 11, except that for presentation purposes the component of inventory cost relating to amortization of property, plant and equipment is classified in the income statement under “amortization”. Some companies present this amount under “cost of sales”. The amount presented in amortization rather than cost of sales is $425 million in 2004; $497 million in 2003 and $493 million in 2002.

2.	We use silver sales contracts to sell a portion of silver produced as a by-product. Silver sales contracts have similar delivery terms and pricing mechanisms as gold sales contracts. At December 31, 2004, we had fixed-price commitments to deliver 12.4 million ounces of silver at an average price of $5.50 per ounce and floating spot price sales contracts for 12 million ounces over periods primarily of up to 10 years.

3.	Cost of goods sold includes environmental remediation costs of $34 million in 2002.

4.	Includes the reversal of $15 million of accrued costs on resolution of the Peruvian tax assessment (see note 7).

Royalties

Certain of our properties are subject to royalty arrangements based on mineral production at the properties. The most significant royalties are at the Goldstrike and Bulyanhulu mines and the Pascua-Lama and Veladero projects. The primary type of royalty is a net smelter return (NSR) royalty. Under this type of royalty we pay the holder an amount calculated as the royalty percentage multiplied by the value of gold production at market gold prices less third-party smelting, refining and transportation costs. Most Goldstrike production is subject to an NSR or net profits interest (NPI) royalty. The highest Goldstrike royalties are a 5% NSR and a 6% NPI royalty. Bulyanhulu is subject to an NSR-type royalty of 3%. Pascua-Lama gold production from the areas located in Chile is subject to a gross proceeds sliding scale royalty, ranging from 1.5% to 10%, and a 2% NSR on copper production. For areas located in Argentina, Pascua-Lama is subject to a 3% NSR on extraction of all gold, silver and other ores. Production at Veladero is subject to a 3.75% NSR on extraction of all gold, silver and other ores.

Royalty expense is recorded at the time of sale of gold production, measured using the applicable royalty percentage for NSR royalties or estimates of NPI amounts.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Other (Income) Expense

For the years ended
December 31	2004	2003	2002

Non-hedge derivative (gains) losses (note 16c)	$(5)	$(71)	$6
Gains realized on sale of assets	(34)	(34)	(4)
Environmental remediation costs[2]	43	55	—
Impairment of long-lived assets
Eskay Creek	58	—	—
Peruvian exploration properties	67	—	—
Other	14	5	11
Impairment charges on investments (note 10)	5	11	—
World Gold Council fees	9	10	12
Litigation costs	—	16	—
Currency translation (gains) losses	1	(2)	(1)
Pension expense (note 22b)	—	4	2
Other items[1]	—	2	(10)

	$158	$(4)	$16

1.	In 2004, includes the reversal of $6 million of accrued costs on resolution of the Peruvian tax assessment (see note 7) and $4 million in severance costs related to the sale of the Holt McDermott mine.

2.	Includes costs at development projects and closed mines.

Gains realized on sale of assets

In 2004 we sold various assets, including the Holt McDermott mine in Canada and certain land positions around our inactive mine sites in the United States. These land positions were fully amortized in prior years and therefore any proceeds generate gains on sale, before selling costs and taxes.

Environmental remediation costs at closed mines

During the production phases of a mine, we incur and expense the cost of various activities connected with environmental aspects of normal operations, including compliance with and monitoring of environmental regulations; disposal of hazardous waste produced from normal operations; and operation of equipment designed to reduce or eliminate environmental effects. In limited circumstances, costs to acquire and install plant and equipment are capitalized during the production phase of a mine if the costs are expected to mitigate risk or prevent future environmental contamination from normal operations.

When a contingent loss arises from the improper use of an asset, a loss accrual is recorded if the loss is probable and reasonably estimable. Amounts recorded are measured on an undiscounted basis, and adjusted as further information develops or if circumstances change. Recoveries of environmental remediation costs from other parties are recorded as assets when receipt is deemed probable.

Impairment of long-lived assets

Eskay Creek

The asset group that comprises the Eskay Creek mine was tested for impairment effective December 31, 2004. The principal factors that caused us to test this asset group for impairment included: downward revisions to proven and probable reserves; the impact of the continued strengthening of the C$ against the US$ and upward revisions to expected asset retirement costs in the fourth quarter of 2004. An impairment charge of $58 million was recorded, which represents the amount by which the carrying amount of the asset group exceeds its estimated fair value. Fair value was estimated using the method described in note 12c.

Peruvian exploration properties

At the end of 2004, upon completion of the exploration program for the year, we assessed the results and updated our future plans for various exploration properties in Peru that were originally acquired through the Arequipa acquisition in 1996. We concluded that the results and future potential did not merit any further investment for these properties. The assets were tested for impairment, and an impairment charge of $67 million was recorded that reflects the amounts by which their carrying amounts exceed their estimated fair values. The fair value of this group of assets was judged to be minimal due to the unfavorable results of exploration work in the properties.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Litigation costs

In November 2003, we paid Inmet C$111 million (US$86 million), in full settlement of the Inmet litigation. The settlement resulted in an expense of US$14 million in fourth quarter 2003, combined with post-judgment interest of $2 million in the first nine months of 2003.

7. Income Tax (Recovery) Expense

For the years ended
December 31	2004	2003	2002

Current
Canada	$19	$40	$44
International	24	14	15

	$43	$54	$59

Deferred
Canada	$(26)	$(32)	$(45)
International	7	45	(8)

	$(19)	$13	$(53)

Income tax expense before elements below[1]	$24	$67	$6
Release of beginning of year valuation allowances	(5)	(62)	—
Outcome of tax uncertainties	(141)	—	(22)
Change in tax status in Australia	(81)	—	—

Total (recovery) expense	$(203)	$5	$(16)

1.	All amounts are deferred tax items except for a $21 million portion of the $141 million recovery on resolution of the Peruvian tax assessment in 2004, which is a current tax item.

Release of beginning of year valuation allowances

In 2004, we released valuation allowances totaling $5 million in Australia following the consolidated tax return election described above. In 2003, we released valuation allowances totaling $62 million, which mainly included: $21 million in North America following a corporate reorganization of certain subsidiaries that enabled us to utilize certain previously unrecognized tax assets; $16 million in Australia realized in 2003 due to an increase in taxable income from higher gold prices; and $15 million in Argentina after the approval to begin construction of our new Veladero mine and classification of mineralization as a proven and probable reserve.

Outcome of tax uncertainties

Peruvian tax assessment

On September 30, 2004, the Tax Court of Peru issued a decision in our favor in the matter of our appeal of a 2002 income tax assessment of $32 million, excluding interest and penalties. The Peruvian tax agency, SUNAT, had until mid-January 2005 to appeal the decision.

The 2002 income tax assessment related to a tax audit of our Pierina Mine for the 1999 and 2000 fiscal years. The assessment mainly related to the validity of a revaluation of the Pierina mining concession, which affects its tax basis. Under the valuation proposed by SUNAT, the tax basis of the Pierina mining concession would have changed from what we previously assumed with a resulting increase in current and deferred income taxes. The full life of mine effect on our current and deferred income tax liabilities, totaling $141 million, was recorded at December 31, 2002, as were other related costs of about $21 million for periods through 2003.

In January 2005, we received confirmation in writing that there would be no appeal of the September 30, 2004 Tax Court of Peru decision. The confirmation concluded the administrative and judicial appeals process with resolution in Barrick’s favor. As a result, we recorded a $141 million reduction in current and deferred income tax liabilities and a $21 million reduction in other accrued costs in 2004; $15 million of which is classified in “other expenses at producing mines” within cost of sales and $6 million of which is classified in other (income) expense.

Other uncertainties

In 2002, we recorded a credit of $22 million reflecting the net impact of tax planning completed in the period and the outcome of certain tax uncertainties.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in tax status in Australia

A new tax law has been enacted in Australia that allows wholly owned groups of companies resident in Australia to elect to be treated as a single entity and to file consolidated tax returns. This new regime is elective and the election is irrevocable. Under certain circumstances, the rules governing the election allow for a choice to reset the tax cost basis of certain assets within a consolidated group. This election will be effective for us for the 2004 fiscal year. This election results in an estimated upward revaluation of the tax basis of our assets in Australia, by $110 million, with a corresponding $33 million adjustment to deferred taxes.

In 2004, we filed an election to use US dollars as the functional currency for Australian tax calculations and tax returns, whereas previously Australian dollars were used. Prior to this election, the favorable impact of changes in the tax basis of non-monetary assets caused by changes in the US$:A$ exchange rate were not recorded, as their realization was not certain. The election in 2004 created certainty about the realization of these favorable tax temporary differences and resulted in our recognition of these as deferred tax assets amounting to $48 million. The impact of the change in tax status was to increase the amount of deductible temporary differences relating to non-monetary assets by $160 million.

Reconciliation to Canadian federal rate

For the years ended December 31	2004	2003	2002

At 38% statutory federal rate	$17	$84	$67
Increase (decrease) due to:
Allowances and special tax deductions[1]	(34)	(17)	(12)
Impact of foreign tax rates[2]	(5)	(42)	(67)
Expenses not tax-deductible	10	11	9
Release of beginning of year valuation allowances	(5)	(62)	—
Recognition of deferred tax assets[3]	(81)	—	—
Valuation allowances set up against current year tax losses	29	23	3
Outcome of tax uncertainties	(141)	—	(22)
Withholding taxes on intercompany interest	1	1	11
Mining taxes	5	8	3
Other items	1	(1)	(8)

Income tax expense (recovery)	$(203)	$5	$(16)

1.	We are able to claim certain allowances and tax deductions unique to extractive industries that result in a lower effective tax rate.

2.	We operate in multiple foreign tax jurisdictions that have different tax rates than the Canadian federal rate.

3.	In 2004, we recognized a $81 million deferred tax asset in Australia due to a change in tax status.

Income tax returns

Our income tax returns for the major jurisdictions where we operate have been fully examined through the following years: Canada – 2000, United States – 2001, and Peru – 2000.

American Jobs Creation Act of 2004

The American Jobs Creation Act of 2004 (“the Act”) was signed into law on October 22, 2004. The Act creates an elective incentive for U.S. multinationals to repatriate accumulated earnings from controlled foreign corporations. The repatriation incentive is only available for 2004 or 2005. We are currently evaluating the application of the repatriation incentive; however, we cannot complete our analysis until additional legislation and/or IRS guidance is provided to clarify key elements of the legislation.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Earnings per Share

For the years ended December 31
($ millions, except shares in millions and per share amounts in dollars)	2004	2003	2002

Income available to common stockholders
Basic	$248	$200	$193
Effect of dilutive stock options	—	—	—

Diluted	$248	$200	$193

Weighted average shares outstanding
Basic	533	539	541
Effect of dilutive stock options	1	—	—

Diluted	534	539	541

Earnings per share
Basic	$0.47	$0.37	$0.36
Diluted	$0.46	$0.37	$0.36

9. Supplemental Cash Flow Information

For the years ended December 31	2004	2003	2002

Income statement items:
Currency translation losses	$1	$5	$—
(Gains) losses on investments (note 10)	(1)	7	3
Accounting changes (note 2b)	—	17	—
Accretion expense (note 17a)	18	17	—
Non-hedge derivative (gains) losses (note 16c)	(5)	(71)	6
Inmet litigation	—	16	—
Current income tax expense (note 7)	22	54	59
Impairment charges on long-lived assets (note 6)	139	5	11
Revisions to expected cost of AROs at closed mines (note 17a)	22	10	—
Amortization of debt issue costs	3	1	1
Losses on write-down of inventory to market value (note 11)	9	3	6
Changes in:
Accounts receivable	(2)	3	(12)
Inventories	(51)	(1)	26
Accounts payable	4	4	(25)
Capitalized mining costs	9	37	29
Other assets and liabilities	(25)	6	(12)
Cash payments:
Merger and related costs	—	—	(50)
Asset retirement obligations	(33)	(40)	(70)
Current income taxes	(45)	(111)	(52)
Other items	—	4	35

Other net operating activities	$65	$(34)	$(45)

Interest paid, net of amounts capitalized	$19	$44	$57

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Investments

Available-for-sale securities

At December 31	2004		2003

		Gains		Gains
	Fair value	in OCI	Fair value	in OCI

Benefit plans:[1]
Fixed-income securities	$11	$—	$6	$—
Equity securities	19	10	26	8
Strategic investments:
Equity securities[2]	104	—	98	30

Total	$134	$10	$130	$38

1.	Under various benefit plans for certain former Homestake executives, a portfolio of marketable fixed-income and equity securities are held in a rabbi trust that is used to fund obligations under the plans.

2.	Other investments mainly include an investment in Highland Gold with a fair value of $75 million at December 31, 2004.

Available-for-sale securities are recorded at fair value with unrealized gains and losses recorded in OCI. Realized gains and losses are recorded in earnings when investments mature or on sale, calculated using the average cost of securities sold. We recognize in earnings any unrealized declines in fair value judged to be other than temporary (2004 – $5 million; 2003 – $11 million; 2002 – $nil). Total proceeds from the sale of investments were $9 million in 2004 (2003 – $8 million; 2002 – $3 million).

Gains (losses) on investments recorded in earnings

For the years ended
December 31	2004	2003	2002

Realized on sale
Gains	$6	$5	$—
Losses	—	(1)	(3)
Impairment charges	(5)	(11)	—

	$1	$(7)	$(3)

Investment in Highland Gold Mining PLC (“Highland”)

In 2004, we acquired a further 9.3 million common shares of Highland for $40 million in cash. Combined with the purchase of 11.1 million common shares for $46 million in October 2003, we held a 14% interest in Highland common shares at December 31, 2004.

We have also formed a strategic partnership with Highland under which:

>	We have the right to participate on an exclusive basis for up to 50% on any acquisition made by Highland in Russia; and a similar right extends to Highland for any acquisition made by us in certain regions in Russia, excluding Irkutsk.

>	We have a right of first refusal with respect to third-party investment in Highland’s Mayskoye property in the Chutotka region, Russia, and plan to pursue discussions with Highland on establishing a joint venture at Mayskoye.

Investment in Celtic Resources Holdings PLC (“Celtic”)

On December 2, 2004, Barrick and Celtic entered into a subscription agreement under which we agreed to subscribe for 3,688,191 units of Celtic for $7.562 per unit. Each unit consists of one ordinary share of Celtic and one-half of one share purchase warrant. Each whole warrant entitles us to acquire one ordinary share of Celtic for $7.562, expiring on December 31, 2005. In the event that Celtic does not acquire 100% of the license to the Nezhdaninskoye deposit before June 1, 2005, the number of warrants will automatically increase by 50%. Completion of the subscription occurred on January 5, 2005 upon which we held a 9% interest in Celtic’s outstanding ordinary shares.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the completion of the subscription, Barrick and Celtic entered into the following agreements:

>	We have the pre-emptive right to subscribe for up to $75 million of Celtic shares at $7.562 per share.

>	Nezhdaninskoye Right of First Refusal. Celtic has granted us the right of first refusal on any proposed sale of its direct or indirect interest in Nezhdaninskoye.

>	Nezhdaninskoye Purchase Option. Celtic has granted us the right to indirectly purchase 51% of its interest in Nezhdaninskoye for $195 million, exercisable for a period of six months starting if and when Celtic indirectly acquires 100% of Nezhdaninskoye.

>	Kazakhstan Participation. Celtic has granted to us the right to acquire 50% of any interest in any mineral property in Kazakhstan that Celtic acquires. We have 12 months to elect to participate in any such acquisitions by Celtic. To participate, we must pay Celtic 50% of the cost to Celtic of its interest in the mineral property.

11. Accounts Receivable, Inventories and Other Current Assets

At December 31	2004	2003

Accounts receivable
Amounts due from concentrate sales	$29	$26
Other	29	30

	$58	$56

Inventories
Gold in process and ore in stockpiles	$198	$163
Mine operating supplies	82	58

	280	221
Non-current ore in stockpiles[1]	(65)	(57)

	$215	$164

Other current assets
Derivative assets (note 16c)	$165	$154
Taxes recoverable	104	9
Prepaid expenses	17	15

	$286	$178

1.	Ore that we do not expect to process in the next 12 months is classified in other assets (note 14).

Inventories

Material extracted from our mines is classified as either ore or waste. Ore represents material that can be mined, processed into a saleable form and sold at a profit. Ore, which represents material included in proven and probable reserves, is recorded as an asset that is classified within inventory at the point it is extracted from the mine. Ore is accumulated in stockpiles that are subsequently processed into gold in a saleable form under a mine plan that takes into consideration optimal scheduling of production of our reserves, present plant capacity, and the market price of gold.

We record gold in process and ore in stockpiles at cost, less provisions required to reduce inventory to market value. Costs capitalized to inventory include direct and indirect materials and consumables; direct labor; repairs and maintenance; utilities; amortization of property, plant and equipment; amortization of capitalized mining costs; and local mine administrative expenses. Costs are removed from inventory and recorded in cost of sales based on the average cost per ounce of gold in inventory. Average cost is calculated based on the cost of inventory at the beginning of a period, plus the cost of inventory produced in a period.

Significant ore in stockpiles

At December 31	2004	2003

Goldstrike
Ore that requires roasting	$23	$22
Ore that requires autoclaving	17	19
Kalgoorlie	46	32

At Goldstrike, we expect to fully process the autoclave stockpile by 2009 and the roaster stockpile by 2016. At Kalgoorlie, we expect to process the stockpile by 2017.

Mine operating supplies are recorded at purchase cost, less provisions to reduce slow-moving and obsolete supplies to market value.

Cost of sales includes losses recorded to reduce inventory cost to market value as follows: 2004 – $9 million; 2003 – $3 million; 2002 – $6 million.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Property, Plant and Equipment

At December 31	2004	2003

Acquired mineral properties and capitalized mine development costs	$4,489	$4,242
Buildings, plant and equipment	3,289	2,831

	7,778	7,073
Accumulated amortization	(4,387)	(3,945)

	$3,391	$3,128

a) Acquired mineral properties and capitalized mine development costs

Exploration and development stage properties

We capitalize the cost of acquisition of land and mineral rights. The cost is allocated between proven and probable reserves and mineralization not considered proven and probable reserves at the date of acquisition, based on relative fair values. If we later establish that some mineralization meets the definition of proven and probable gold reserves, we classify a portion of the capitalized acquisition cost as relating to reserves.

After acquisition, various factors can affect the recoverability of the capitalized cost of land and mineral rights, particularly the results of exploration drilling. The length of time between the acquisition of land and mineral rights and when we undertake exploration work varies based on the prioritization of our exploration projects and the size of our exploration budget. If we conclude that the carrying amount of land and mineral rights is impaired, we reduce this carrying amount to estimated fair value through an impairment charge.

We capitalize costs incurred at development projects that meet the definition of an asset after mineralization is classified as proven and probable gold reserves (as defined by United States reporting standards). Before classifying mineralization as proven and probable gold reserves, costs incurred at development projects are considered exploration costs, and are expensed as incurred. Effective May 1, 2004, we determined that mineralization at Lagunas Norte met the definition of proven and probable reserves for United States reporting purposes. Following this determination, we began capitalizing costs that meet the definition of an asset at Lagunas Norte prospectively for future periods. The cost of start-up activities at new mines such as recruiting and training is expensed as incurred.

At December 31, 2004 the following assets were in an exploration, development or construction stage and amortization of the capitalized costs had not yet begun.

	Carrying amount	Targeted timing
	at December 31,	of production
	2004	start-up

Development stage projects
Veladero	$362	2005
Lagunas Norte	196	2005
Tulawaka	70	2005
Cowal	128	2006
Pascua-Lama	230	2009
Buzwagi	102	—
Nevada Power Plant	18	2005

Total	$1,106

Interest cost is considered an element of the historical cost of an asset when a period of time is necessary to prepare it for its intended use. We capitalize interest costs to assets under development or construction while activities are in progress. We stop capitalizing interest costs when construction of an asset is substantially complete and it is ready for its intended use. We measure the amount capitalized based on cumulative capitalized costs, exclusive of the impact, if any, of impairment charges on the carrying amount of an asset.

Producing mines

We start amortizing capitalized mineral property acquisition and mine development costs when production begins. Amortization is capitalized as a component of the cost of inventory. Amortization is calculated using the “units-of-production” method, where the numerator is the number of ounces produced and the denominator is the estimated recoverable ounces of gold contained in proven and probable reserves.

During production at underground mines, we incur development costs to build new shafts, drifts and ramps that will enable us to physically access ore underground.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The time over which we will continue to incur these costs depends on the mine life, and in some cases could be up to 25 years. These underground development costs are capitalized as incurred. In years prior to 2003 we amortized the aggregate total of historically capitalized costs, and estimated costs that will be incurred to enable access to the ore body over the remaining mine life, using the units-of-production method. In 2003, we changed the method of amortizing these costs to better attribute these costs to ounces of gold produced, as well as to remove the uncertainty inherent in using estimates of future underground development costs in the measurement of amortization.

Under our revised method of measuring amortization for underground development costs, the cost incurred to access specific ore blocks or areas of the mine, which only provides an economic benefit over the period of mining that ore block or area, is attributed to earnings using the units-of-production method where the denominator is estimated recoverable ounces of gold contained in proven and probable reserves within that ore block or area. If capitalized costs provide an economic benefit over the entire mine life, the costs are attributed to earnings using the units-of-production method, where the denominator is the estimated recoverable ounces of gold contained in total accessible proven and probable reserves.

b) Buildings, plant and equipment

We record buildings, plant and equipment at cost. We capitalize costs that extend the productive capacity or useful economic life of an asset. Repairs and maintenance expenditures are expensed as incurred. We amortize the cost less estimated residual value, using the straight-line method over the estimated useful economic life of the asset. The longest estimated useful economic life for buildings and equipment at ore processing facilities is 25 years and for mining equipment is 15 years.

c) Impairment evaluations – operating mines and development projects

We review and test the carrying amounts of assets when events or changes in circumstances suggest that the carrying amount may not be recoverable. We group assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For operating mines and development projects, all assets are included in one group. If there are indications that an impairment may have occurred, we prepare estimates of expected future cash flows for each group of assets. Expected future cash flows are based on a probability-weighted approach applied to potential outcomes.

Estimates of expected future cash flow reflect:

>	Estimated sales proceeds from the production and sale of recoverable ounces of gold contained in proven and probable reserves;

>	Expected future commodity prices and currency exchange rates (considering historical and current prices, price trends and related factors). In impairment assessments conducted in 2004 we used an expected future market gold price of $400 per ounce, and an expected future market A$:US$ exchange rate of $0.70 and C$:US$ exchange rate of $0.82;

>	Expected future operating costs and capital expenditures to produce proven and probable gold reserves based on mine plans that assume current plant capacity, but exclude the impact of inflation;

>	Expected cash flows associated with value beyond proven and probable reserves, which includes the expected cash outflows required to develop and extract the value beyond proven and probable reserves; and

>	Environmental remediation costs excluded from the measurement of asset retirement obligations.

We record a reduction of a group of assets to fair value as a charge to earnings if expected future cash flows are less than the carrying amount. We estimate fair value by discounting the expected future cash flows using a discount factor that reflects the risk-free rate of interest for a term consistent with the period of expected cash flows.

d) Capital commitments

At December 31, 2004, we had capital commitments of $322 million for 2005/2006 in connection with construction at our development projects and of a power plant in Nevada for the Goldstrike mine.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Capitalized Mining Costs

We capitalize and amortize certain costs relating to the removal of waste rock at open-pit mines, commonly referred to as “stripping costs”. We include in inventory, amortization of amounts capitalized based on a “stripping ratio” using the units-of-production method.

This accounting method results in the smoothing of these costs over the life of a mine. Instead of capitalizing and amortizing these costs, some mining companies capitalize them to inventory as incurred, which may result in the reporting of greater volatility in period-to-period results. If we followed a policy of capitalizing these costs to inventory as incurred, rather than using our present policy, our reported cost of sales would have been $9 million lower in 2004 (2003 – $37 million lower, 2002 – $29 million lower).

Stripping ratios[1]

For the years ended	Mine life
December 31	(years)[2]	2004	2003	2002

Goldstrike Open Pit	14	109:1	112:1	112:1
Pierina	4	60:1	48:1	48:1

1. The stripping ratio is calculated as the ratio of total tons (ore and waste) of material to be moved compared to total recoverable proven and probable gold reserves.

2. Costs capitalized will be fully amortized by the end of the mine lives. The carrying amount of capitalized mining costs is grouped with property, plant and equipment for impairment evaluation purposes.

14. Other Assets

At December 31	2004	2003

Derivative assets (note 16c)	$257	$256
Ore in stockpiles (note 11)	65	57
Taxes recoverable	50	52
Deferred income tax assets (note 18)	97	59
Debt issue costs	38	11
Deferred stock-based compensation (note 21b)	5	6
Other	54	56

	$566	$497

Debt issue costs

Additions to debt issue costs in 2004 principally relate to new debt financings put in place during the year. Amortization of debt issue costs is calculated on a straight-line basis or using the interest method over the term of each debt obligation, and classified as a component of interest cost.

15. Other Current Liabilities

At December 31	2004	2003

Asset retirement obligations (note 17a)	$33	$36
Current part of long-term debt (note 16b)	31	41
Derivative liabilities (note 16c)	11	3
Post-retirement benefits (note 22)	2	5
Deferred revenue	5	17
Other	1	17

	$83	$119

16. Financial Instruments

Financial instruments include cash; evidence of ownership in an entity; or a contract that imposes an obligation on one party and conveys a right to a second entity to deliver/receive cash or another financial instrument. Information on certain types of financial instruments is included in these financial statements as follows: accounts receivable – note 11; investments – note 10; restricted stock units – note 21.

a) Cash and equivalents

Cash and equivalents include cash, term deposits and treasury bills with original maturities of less than 90 days.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

b) Long-term debt

			For the years ended December 31
	At December 31		2004		2003		2002
			Interest	Effective	Interest	Effective	Interest	Effective
	2004	2003	cost	rate[1]	cost	rate[1]	cost	rate[1]

7 1/2% debentures[2]	$495	$501	$31	6.1%	$31	6.1%	$38	5.7%
5 4/5% notes[3]	397	—	3	6.0%	—	—	—	—
4 7/8% notes[4]	348	—	2	5.0%	—	—	—	—
Veladero financing[5]	198	—	4	7.5%	—	—	—	—
Bulyanhulu financing[6]	150	174	14	8.0%	15	7.7%	15	7.2%
Variable-rate bonds[7]	63	80	1	1.2%	1	1.1%	1	1.4%
Capital leases	5	5	—	7.8%	—	8.2%	1	7.9%
Construction debt under build to suit lease[8]	30	—	—	—	—	—	—	—
Other interest	—	—	5	—	2	—	4	—

	1,686	760	60	6.1%	49	6.3%	59	6.8%

Less: current part/ interest capitalized	(31)	(41)	(41)		(5)		(2)

	$1,655	$719	$19		$44		$57

1. The effective rate includes the stated interest rate under the debt agreement, amortization of debt issue costs, and the impact of interest rate contracts designated in a hedging relationship with long-term debt.

2. On April 22, 1997, we issued $500 million of debentures that mature on May 1, 2007.

3. On November 12, 2004, we issued $400 million of debentures that mature on November 15, 2034. The debentures were issued at a $3 million discount.

4. On November 12, 2004, we issued $350 million of debentures that mature on November 15, 2014. The debentures were issued at a $2 million discount.

5. One of our wholly owned subsidiaries, Minera Argentina Gold S.A. in Argentina has a variable-rate limited recourse amortizing loan facility for $250 million. At December 31, 2004, a total of $198 million had been drawn down under this facility. We have guaranteed the loan until completion occurs, after which it will become non-recourse. The loan is insured for political risks by branches of the Canadian and German governments.

6. One of our wholly owned subsidiaries, Kahama Mining Corporation Ltd. in Tanzania, has a variable-rate non-recourse amortizing loan for $150 million. The loan is insured for political risks equally by branches of the Canadian government and the World Bank.

7. Certain of our wholly owned subsidiaries have issued variable-rate, tax-exempt bonds of $25 million (due 2029) and $38 million (due 2032) for a total of $63 million.

8. One of our wholly owned subsidiaries, Minera Barrick Misquichilca, has entered into a $56 million build to suit lease facility to finance the construction of the leach pad and process facilities at the Lagunas Norte project. The five year lease term begins on October 1, 2005. Amounts reimbursed for construction costs at December 31, 2004 have been presented as “construction debt” until the lease term begins. Obligations under the lease will be repayable in 20 equal quarterly installments over the term of the lease.

We also have a credit and guarantee agreement with a group of banks (the “Lenders”), which requires the Lenders to make available to us a credit facility of up to $1 billion or the equivalent amount in Canadian currency. The credit facility, which is unsecured, matures in April 2008 and has an interest rate of LIBOR plus 0.27% to 0.35% when used, and an annual fee of 0.08%. We have not drawn any amounts under the credit facility.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Scheduled debt repayments1

					2009 and
	2005	2006	2007	2008	thereafter

7 1/2% debentures	$—	$—	$500	$—	$—
5 4/5% notes	—	—	—	—	400
4 7/8 % notes	—	—	—	—	350
Veladero financing	—	24	46	38	90
Bulyanhulu financing	31	34	34	34	17
Variable-rate bonds	—	—	—	—	63

	$31	$58	$580	$72	$920

1. Excludes capital leases and build to suit lease facility.

Minimum payments under capital leases1

Years ending December 31

2005	$12
2006	15
2007	12
2008	11
2009	11

Capital lease obligations	$61

1. Includes the $56 million build to suit lease facility.

c) Use of derivative instruments (“derivatives”) in risk management

In the normal course of business, our assets, liabilities and forecasted transactions are impacted by various market risks including:

Item	Impacted by
> Cost of sales
• Consumption of oil and propane	> Prices of oil and propane
• Local currency denominated expenditures	> Currency exchange rates – US dollar versus A$ and C$
> Administration costs in local currencies	> Currency exchange rates – US dollar versus A$ and C$
> Capital expenditures in local currencies	> Currency exchange rates – US dollar versus A$, C$ and €
> Interest earned on cash	> US dollar interest rates
> Interest payments on variable-rate debt	> US dollar interest rates
> Fair value of fixed-rate debt	> US dollar interest rates

Under our risk management policy we seek to mitigate the impact of these market risks to control costs and enable us to plan our business with greater certainty. The timeframe and manner in which we manage these risks varies for each item based upon our assessment the risk and available alternatives for mitigating risk. For these particular risks, we believe that derivatives are an effective means of managing risk.

The primary objective of the hedging elements of our derivative positions is that changes in the values of hedged items are offset by changes in the values of derivatives. Most of the derivatives we use meet the FAS 133 hedge effectiveness criteria and are designated in a hedge accounting relationship. Some of the derivative positions are effective in achieving our risk management objectives but they do not meet the strict FAS 133 hedge effectiveness criteria, and they are classified as “non-hedge derivatives”.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our use of derivatives is based on established practices and parameters, which are subject to the oversight of the Finance Committee of the Board of Directors. A Compliance Function independent of the Corporate Treasury Group monitors derivative transactions and has responsibility for recording and accounting for derivatives.

Accounting policy for derivatives

We record derivatives on the balance sheet at fair value except for gold and silver sales contracts, which are excluded from the scope of FAS 133, because the obligations will be met by physical delivery of our gold and silver production and they meet the other requirements set out in paragraph 10(b) of FAS 133. In addition, our past sales practices, productive capacity and delivery intentions are consistent with the definition of a normal sales contract. Accordingly, we have elected to designate our gold and silver sales contracts as “normal sales contracts” with the result that the principles of FAS 133 are not applied to them. Instead we apply revenue recognition accounting principles as described in note 4.

On the date we enter into a derivative that is accounted for under FAS 133, we designate it as either a hedging instrument or a non-hedge derivative. A hedging instrument is designated in either:

> a fair value hedge relationship with a recognized asset or liability; or

> a cash flow hedge relationship with either a forecasted transaction or the variable future cash flows arising from a recognized asset or liability.

At the inception of a hedge, we formally document all relationships between hedging instruments and hedged items, including the related risk-management strategy. This documentation includes linking all hedging instruments to either specific assets and liabilities, specific forecasted transactions or variable future cash flows. It also includes the method of assessing retrospective and prospective hedge effectiveness. In cases where we use regression analysis to assess prospective effectiveness, we consider regression outputs for the coefficient of determination (R-squared), the slope coefficient and the t-statistic to assess whether a hedge is expected to be highly effective. Each period, using a dollar offset approach, we retrospectively assess whether hedging instruments have been highly effective in offsetting changes in the fair value of hedged items and we measure the amount of any hedge ineffectiveness. We also assess each period whether hedging instruments are expected to be highly effective in the future. If a hedging instrument is not expected to be highly effective, we stop hedge accounting prospectively. In this case accumulated gains or losses remain in other comprehensive income (“OCI”) until the hedged item affects earnings. We also stop hedge accounting prospectively if:

> a derivative is settled;

> it is no longer highly probable that a forecasted transaction will occur; or

> we de-designate a hedging relationship.

If we conclude that it is probable that a forecasted transaction will not occur in the originally specified time frame, or within a further two-month period, gains and losses accumulated in OCI are immediately transferred to earnings. In all situations when hedge accounting stops, a derivative is classified as a non-hedge derivative prospectively. Cash flows from derivative transactions are included under operating activities, except for derivatives designated as a cash flow hedge of forecasted capital expenditures, which are included under investing activities.

Changes in the fair value of derivatives each period are recorded as follows:

> Fair value hedges: recorded in earnings as well as changes in fair value of the hedged item.

> Cash flow hedges: recorded in OCI until earnings are affected by the hedged item, except for any hedge ineffectiveness which is recorded in earnings immediately.

> Non-hedge derivatives: recorded in earnings.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summary of derivatives at December 31, 20041

	Notional amount								Accounting classification
	by term to maturity								by notional amount
	Within		2 to 5		Over 5				Cash flow		Fair value		Non-		Fair
	1 year		years		years		Total		hedge		hedge		hedge		value

US dollar interest rate contracts
Receive-fixed swaps (millions)		$75		$725		$—		$800		$300		$500		$—	(5)
Pay-fixed swaps (millions)		—		150		125		275		150		—		125	(24)

Net notional position		$75		$575		$(125)		$525		$150		$500		$(125)	$(29)

Currency contracts
C$:US $ contracts (C$ millions)	C$	350	C$	600	C$	—	C$	950	C$	935	C$	—	C$	15	$99
A$:US $ contracts (A$ millions)	A$	844	A$	1,291	A$	—	A$	2,135	A$	2,125	A$	—	A$	10	$198
€:US$ contracts (€ millions)		€26		€—		€—		€26		€26		€—		€—	$1

Commodity contracts
Fuel (WTI) (thousands of barrels)		738		1,618		—		2,356		1,946		—		410	$7
Propane contracts (millions of gallons)		11		18		—		29		29		—		—	$(3)

1. Excludes normal sales contracts.

US dollar interest rate contracts

Cash flow hedges – cash balances

Receive-fixed swaps have been designated against the first $300 million of our cash balances as a hedge of the variability of forecasted interest receipts on the balances caused by changes in Libor.

Prior to December 2004, prospective and retrospective hedge effectiveness was assessed using the hypothetical derivative method under FAS 133. The prospective test involves comparing the effect of a theoretical shift in the forward interest rate curve on the fair value of both the actual and hypothetical derivative. The retrospective test involves comparing the effect of actual changes in interest rates in each period on the fair value of both the actual and hypothetical derivative using a dollar offset approach. In December 2004, we de-designated these swaps and immediately re-designated them in a new hedging relationship in order to adopt a new method of assessing prospective and retrospective effectiveness. At the time of the redesignation these swaps had a fair value near zero. From December 2004 onwards, under the new method, prospective and retrospective hedge effectiveness is assessed using the change in variable cash flows method. This involves a comparison of the floating-rate leg of the swap to the variable-rate cash flows from interest receipts on cash.

Each period the effective portion of changes in the fair value of the swaps, which relates to future interest receipts, is recorded in OCI. Also, as interest is received and recorded in earnings, an amount equal to the difference between the fixed-rate interest earned on the swaps and the variable-rate interest earned on cash is recorded in earnings as a component of interest income.

Cash flow hedges – Bulyanhulu financing

Pay-fixed swaps totaling $150 million have been designated against the Bulyanhulu financing, as a hedge of the variability in forecasted interest payments caused by changes in Libor. We have concluded that the hedges are 100% effective under FAS 133, because the conditions of FAS 133 for the assumption of no hedge ineffectiveness have been met. Changes in fair value of the swaps, which relate to future interest payments, are recorded

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

in OCI. Also, as interest payments on the financing are recorded in earnings, an amount equal to the difference between the fixed-rate interest paid on the swap and the variable-rate interest paid on the financing is recorded in earnings as a component of interest costs.

Fair value hedges

Receive-fixed swaps totaling $500 million have been designated against the 7 1/2% debentures as a hedge of the variability in the fair value of the debentures caused by changes in Libor. We have concluded that the hedges are 100% effective under FAS 133, because the critical terms (including: notional amount, maturity date, interest payment and underlying interest rate – i.e. Libor) of the swaps and the debentures are the same. Changes in fair value of the swaps, together with an equal corresponding change in fair value of the debentures, caused by changes in Libor, are recorded in earnings each period. Also, as interest payments on the debentures are recorded in earnings, an amount equal to the difference between the fixed-rate interest received under the swap less the variable-rate interest paid under the swap is recorded in earnings as a component of interest costs.

Non-hedge contracts

We use gold lease rate swaps as described in note 4. The valuation of gold lease rate swaps is impacted by market US dollar interest rates. Our non-hedge pay-fixed swap position mitigates the impact of changes in US dollar interest rates on the valuation of gold lease rate swaps.

Currency contracts

Cash flow hedges

Currency contracts totaling C$935 million, A$2,125 million and €26 million have been designated against forecasted local currency denominated expenditures as a hedge of the variability of the US dollar amount of those expenditures caused by changes in currency exchange rates. Hedged items are identified as the first stated quantity of dollars of forecasted expenditures in a future month. For a C$730 million and A$1,671 million portion of the contracts, we have concluded that the hedges are 100% effective under FAS 133 because the critical terms (including: notional amount and maturity date) of the hedged items and currency contracts are the same. For €26 million, and the remaining C$205 million and A$454 million portions, prospective and retrospective hedge effectiveness is assessed using the hypothetical derivative method under FAS 133. The prospective test involves comparing the effect of a theoretical shift in forward exchange rates on the fair value of both the actual and hypothetical derivative. The retrospective test involves comparing the effect of historic changes in exchange rates each period on the fair value of both the actual and hypothetical derivative using a dollar offset approach. The effective portion of changes in fair value of the currency contracts is recorded in OCI until the forecasted expenditure impacts earnings. For expenditures capitalized to the cost of inventory, this is upon sale of inventory, and for capital expenditures, this is when amortization of the capital assets is recorded in earnings.

If it is probable that a hedged item will no longer occur, the accumulated gains or losses in OCI for the associated currency contract are reclassified to earnings immediately. The identification of which currency contracts are associated with these hedged items uses a last-in, first-out (“LIFO”) approach, based on the order in which currency contracts were originally designated in a hedging relationship.

Commodity contracts

Cash flow hedges

Commodity contracts totaling 1,946 thousand barrels of diesel fuel and 29 million gallons of propane have been designated against forecasted purchases of the commodities for expected consumption at our mining operations. The contracts act as a hedge of the impact of variability in market prices on the cost of future commodity purchases. Hedged items are identified as the first stated quantity in millions of barrels/gallons of forecasted purchases in a future month. Prospective

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and retrospective hedge effectiveness is assessed using the hypothetical derivative method under FAS 133. The prospective test is based on regression analysis of the month-on-month change in fair value of both the actual derivative and a hypothetical derivative caused by actual historic changes in commodity prices over the last three years. The retrospective test involves comparing the effect of historic changes in commodity prices each period on the fair value of both the actual and hypothetical derivative using a dollar offset approach. The effective portion of changes in fair value of the commodity contracts is recorded in OCI until the forecasted transaction impacts earnings. The cost of commodity consumption is capitalized to the cost of inventory, and therefore this is upon the sale of inventory.

If it is probable that a hedged item will no longer occur, the accumulated gains or losses in OCI for the associated commodity contract are reclassified to earnings immediately. The identification of which commodity contracts are associated with these hedged items uses a LIFO approach, based on the order in which commodity contracts were originally designated in a hedging relationship.

Non-hedge contracts

Non-hedge fuel contracts are used to mitigate the risk of oil price changes on consumption at the Pierina, Eskay Creek and Lagunas Norte mines. On completion of regression analysis, we concluded that the contracts do not meet the “highly effective” criterion in FAS 133 due to currency and basis differences between contract prices and the prices charged to the mines by oil suppliers. Despite not qualifying as an accounting hedge, the contracts protect the Company to a significant extent from the effects of oil price changes.

Derivative assets and liabilities

	2004	2003

At January 1	$337	$29
Derivatives settled	(120)	(91)
Change in fair value of:
Non-hedge derivatives	3	52
Cash flow hedges
Effective portion	147	348
Ineffective portion	—	1
Fair value hedges	(8)	(2)

At December 31	$359 [1]	$337 [1]

Classification:
Other current assets	$165	$154
Other assets	257	256
Other current liabilities	(11)	(3)
Other long-term obligations	(52)	(70)

	$359	$337

1. Derivative assets and liabilities are presented net and related amounts due to/from counterparties if the conditions of FIN No. 39, Offsetting of Amounts Related to Certain Contracts, are met. Amounts receivable from counterparties netted against derivative liabilities totaled $16 million at December 31, 2004.

Non-hedge derivative gains (losses)1

For the years ended
December 31	2004	2003	2002

Non-hedge derivatives
Commodity contracts	$(9)	$3	$(2)
Currency contracts	(4)	17	8
Interest rate contracts	16	32	(12)

	3	52	(6)

Hedge ineffectiveness
Ongoing hedge inefficiency	—	1	—
Due to changes in timing of hedged items	2	18	—

	$5	$71	$(6)

1. Non-hedge derivative gains (losses) are classified as a component of other (income) expense.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash Flow Hedge Gains (losses) in OCI

	Commodity					Interest rate
	price hedges		Currency hedges			hedges
			Oper-	Admin-	Capital		Long-
	Gold/		ating	istration	expen-	Cash	term
	Silver	Fuel	costs	costs	ditures	balances	debt	Total

At December 31, 2001	$25	$—	$—	$—	$—	$—	$—	$25

Effective portion of change in fair value of hedging instruments	(4)	—	33	—	—	37	(17)	49
Transfers to earnings:
On recording hedged items in earnings	(12)	—	(7)	—	—	(11)	5	(25)

At December 31, 2002	9	—	26	—	—	26	(12)	49
Effective portion of change in fair value of hedging instruments	4	(1)	251	32	54	9	(1)	348
Transfers to earnings:
On recording hedged items in earnings	(13)	—	(58)	(7)	—	(18)	5	(91)
Hedge ineffectiveness due to changes in timing of hedged items	—	—	—	—	(18)[1]	—	—	(18)

At December 31, 2003	—	(1)	219	25	36	17	(8)	288
Effective portion of change in fair value of hedging instruments	—	7	117	19	19	5	(20)	147
Transfers to earnings:
On recording hedged items in earnings	—	(4)	(96)	(11)	(5)	(19)	3	(132)
Hedge ineffectiveness due to changes in timing of hedged items	—	—	—	—	(2)[1]	—	—	(2)

At December 31, 2004	$—	$2	$240	$33	$48	$3	$(25)	$301 [2]

	Gold	Cost of	Cost of	Admin-	Amorti-	Interest	Interest
Hedge gains/losses classified within	sales	sales	sales	istration	zation	income	cost

Portion of hedge gain (loss) expected to affect 2005 earnings[2]	$—	$3	$110	$18	$2	$7	$(4)	$136

1. On determining that certain forecasted capital expenditures were no longer likely to occur within two months of the originally specified time frame.

2. Based on the fair value of hedge contracts at December 31, 2004.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

d) Fair Value of Financial Instruments

Fair value is the value at which a financial instrument could be closed out or sold in a transaction with a willing and knowledgeable counterparty over a period of time consistent with our risk management or investment strategy. Fair value is based on quoted market prices, where available. If market quotes are not available, fair value is based on internally developed models that use market-based or independent information as inputs. These models could produce a fair value that may not be reflective of future fair value.

Fair value information

At December 31	2004		2003

	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value

Financial assets
Cash and equivalents[1]	$1,398	$1,398	$970	$970
Accounts receivable[1]	58	58	56	56
Investments[2]	134	134	130	130
Derivative assets[3]	422	422	410	410

	$2,012	$2,012	$1,566	$1,566

Financial liabilities
Accounts payable[1]	$335	$335	$245	$245
Long-term debt[4]	1,686	1,731	760	841
Derivative liabilities[3]	63	63	73	73
Restricted stock units[5]	6	6	10	10

	$2,090	$2,135	$1,088	$1,169

1.	Recorded at cost. Fair value approximates the carrying amounts due to the short-term nature and generally negligible credit losses.

2.	Recorded at fair value. Quoted market prices, when available, are used to determine fair value. If quoted market prices are not available, then fair values are estimated by using quoted prices of instruments with similar characteristics or discounted cash flows.

3.	Recorded at fair value using liquid market pricing based on exchange traded prices, broker-dealer quotations or related input factors which assume all counterparties have the same credit rating.

4.	Long-term debt is generally recorded at cost except for obligations that are designated in a fair value hedge relationship, which are recorded at fair value in periods where a hedge relationship exists. The fair value of long-term debt is based on current market interest rates, adjusted for our credit quality.

5.	Recorded at fair value based on the period end market stock price.

e) Credit risk

Credit risk is the risk that a third party might fail to fulfill its performance obligations under the terms of a financial instrument. For cash and equivalents and accounts receivable, credit risk represents the carrying amount on the balance sheet.

For derivatives, when the fair value is positive, this creates credit risk. When the fair value of a derivative is negative, we assume no credit risk. In cases where we have a legally enforceable master netting agreement with a counterparty, credit risk exposure represents the net amount of the positive and negative fair values for

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

similar types of derivatives. For a net negative amount, we regard credit risk as being zero. A net positive amount for a counterparty is a reasonable measure of credit risk when there is a legally enforceable master netting agreement. We mitigate credit risk by:

>	entering into derivatives with high credit-quality counterparties;

>	limiting the amount of exposure to each counter-party; and

>	monitoring the financial condition of counterparties.

Credit quality of financial assets

At December 31, 2004	S&P credit rating
	AA - or higher	A - or higher	B to BBB	Total

Cash and equivalents	$744	$654	$—	$1,398
Derivatives[1]	303	71	—	374
Accounts receivable	—	—	58	58

	$1,047	$725	$58	$1,830

Number of counterparties[2]	14	5	—

Largest counterparty (%)	31.5	35.1	—

Concentrations of credit risk

At December 31, 2004

	United States	Canada	Other international	Total

Cash and equivalents	$1,172	$69	$157	$1,398
Derivatives[1]	145	193	36	374
Accounts receivable	7	22	29	58

	$1,324	$284	$222	$1,830

1.	The amounts presented reflect the net credit exposure after considering the effect of master netting agreements.

2.	For cash and equivalents and derivatives combined.

f ) Risks relating to the use of derivatives

By using derivatives, in addition to credit risk, we are affected by market risk and market liquidity risk. Market risk is the risk that the fair value of a derivative might be adversely affected by a change in commodity prices, interest rates, gold lease rates, or currency exchange rates, and that this in turn affects our financial condition. We manage market risk by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken. We mitigate this risk by establishing trading agreements with counterparties under which we are not required to post any collateral or make any margin calls on our derivatives. Our counterparties cannot require settlement solely because of an adverse change in the fair value of a derivative.

Market liquidity risk is the risk that a derivative cannot be eliminated quickly, by either liquidating it or by establishing an offsetting position. Under the terms of our trading agreements, counterparties cannot require us to immediately settle outstanding derivatives, except upon the occurrence of customary events of default such as covenant breaches, including financial covenants, insolvency or bankruptcy. We generally mitigate market liquidity risk by spreading out the maturity of our derivatives over time.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Other Long-Term Obligations

At December 31	2004	2003

Asset retirement obligations	$334	$282
Pension benefits (note 22)	49	48
Post-retirement benefits (note 22)	26	26
Derivative liabilities (note 16c)	52	70
Restricted stock units (note 21b)	6	10
Other	32	28

	$499	$464

a) Asset retirement obligations (AROs)

	2004	2003

At January 1	$318	$334
AROs incurred in the period	14	—
Impact of revisions to expected cash flows
Adjustments to carrying amount of assets	32	—
Charged to earnings	22	10
Settlements
Cash payments	(33)	(40)
Settlement gains	(4)	(3)
Accretion	18	17

At December 31	367	318
Current part	(33)	(36)

	$334	$282

In 2003 we adopted FAS 143 and changed our accounting policy for reclamation and closure costs. Previously we accrued estimated reclamation and closure costs over the life of our mines using the units-of-production method based on the estimated recoverable ounces of gold in proven and probable reserves.

AROs arise from the acquisition, development, construction and normal operation of mining property, plant and equipment, due to government controls and regulations that protect the environment on the closure and reclamation of mining properties. Under FAS 143 we record the fair value of an ARO when it is incurred. At operating mines the effect is recorded as an adjustment to the corresponding asset carrying amount. At closed mines, the adjustment is charged directly to earnings. The fair value of AROs are measured by discounting the expected cash flows using a discount factor that reflects the risk-free rate of interest. We prepare estimates of timing and amount of expected cash flows when an ARO is incurred, which are updated to reflect changes in facts and circumstances, or if we are required to submit updated mine closure plans to regulatory authorities. The principal factors that can cause expected cash flows to change are: the construction of new processing facilities; changes in the quantities of material in reserves and a corresponding change in the life of mine plan; changing ore characteristics can impact required environmental protection measures and related costs; changes in water quality that impact the extent of water treatment required; and changes in laws and regulations governing the protection of the environment. In general, as the end of the mine life becomes nearer, the reliability of expected cash flows increases. AROs are adjusted to reflect the passage of time (accretion) calculated by applying the discount factor implicit in the initial fair value measurement to the beginning of period carrying amount of the AROs. Accretion is recorded in earnings as an operating expense. Upon settlement of an ARO we record a gain or loss if the actual cost differs from the carrying amount of the ARO. Settlement gains are classified in other (income) expense. Other environmental remediation costs that are not AROs as defined by FAS 143 are expensed as incurred (see note 6).

The major parts of the carrying amount of AROs at the end of 2004 relate to: tailing and heap leach pad closure/rehabilitation – $69 million; demolition of buildings/mine facilities – $29 million; ongoing water treatment – $93 million; ongoing care and maintenance – $89 million; and other activities – $87 million.

18. Deferred Income Taxes

Recognition and measurement

We record deferred income tax assets and liabilities where temporary differences exist between the carrying amounts of assets and liabilities in our balance sheet and their tax bases. The measurement and recognition of deferred income tax assets and liabilities takes into

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

account: enacted rates that will apply when temporary differences reverse; interpretations of relevant tax legislation; tax planning strategies; estimates of the tax bases of assets and liabilities; and the deductibility of expenditures for income tax purposes. We recognize the effect of changes in our assessment of these estimates and factors when they occur. Changes in deferred income tax assets, liabilities and valuation allowances are allocated between net income and other comprehensive income based on the source of the change.

Deferred income taxes have not been provided on the undistributed earnings of foreign subsidiaries, which are considered to be reinvested indefinitely outside Canada. The determination of the unrecorded deferred income tax liability is not considered practicable.

Sources of deferred income tax assets and liabilities

At December 31	2004	2003[1]

Deferred tax assets
Tax loss carry forwards	$295	$388
Capital tax loss carry forwards	48	52
Alternative minimum tax (“AMT”) credits	121	120
Foreign tax credits	3	3
Asset retirement obligations	106	85
Property, plant and equipment	158	129
Post-retirement benefit obligations	18	21
Other	9	40

Gross deferred tax assets	758	838
Valuation allowances	(578)	(554)

Net deferred tax assets	180	284
Deferred tax liabilities
Property, plant and equipment	(127)	(443)
Derivatives	(95)	(99)

	$(42)	$(258)

Classification:
Non-current assets (note 14)	$97	$59
Non-current liabilities	(139)	(317)

	$(42)	$(258)

1.	2003 deferred tax asset balances for property, plant and equipment and other have been restated with a corresponding restatement of valuation allowances.

Expiry dates of tax losses and AMT credits

						No
						expiry
	’05	’06	’07	’08	’09+	date	Total

Tax losses[1]
Chile	$—	$—	$—	$—	$—	$670	$670
Tanzania	—	—	—	—	—	152	152
U.S.	—	—	—	—	224	—	224
Other	28	23	6	14	109	24	204

	$28	$23	$6	$14	$333	$846	$1,250

AMT credits[2]	—	—	—	—	—	$121	$121

1.	Represents the gross amount of tax loss carry forwards translated at closing exchange rates at December 31, 2004.

2.	Represents the amounts deductible against future taxes payable in years when taxes payable exceeds “minimum tax” as defined by United States tax legislation.

Valuation allowances

We consider the need to record a valuation allowance against deferred tax assets on a country-by-country basis, taking into account the effects of local tax law. A valuation allowance is not recorded when we conclude that sufficient positive evidence exists to demonstrate that it is more likely than not that a deferred tax asset will be realized. The main factors considered are:

>	historic and expected future levels of future taxable income;

>	opportunities to implement tax plans that affect whether tax assets can be realized; and

>	the nature, amount and expected timing of reversal of taxable temporary differences.

Levels of future taxable income are mainly affected by: market gold and silver prices; forecasted future costs and expenses to produce gold reserves; quantities of proven and probable gold reserves; market interest rates and foreign currency exchange rates. If these factors or other circumstances change, we record an adjustment to the valuation allowances to reflect our latest assessment of the amount of deferred tax assets that will more likely than not be realized.

A valuation allowance of $34 million has been set up against certain deferred tax assets in Argentina. Historically, we have had no income generating

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

operations in Argentina, but following the production start-up at Veladero in 2005, various factors will affect future levels of taxable income in Argentina, including the volume of gold produced and sold, gold selling prices and costs incurred to produce gold. It is reasonably possible that an adjustment will be made to this valuation allowance in the near term. A valuation allowance of $189 million has been set up against certain deferred tax assets in the United States. A majority of this valuation allowance relates to AMT credits which have an unlimited carry forward period. Increasing levels of future taxable income due to gold selling prices and other factors and circumstances may result in an adjustment to this valuation allowance.

Source of changes in deferred tax balances

For the years ended
December 31	2004	2003	2002

Temporary differences
Property, plant and equipment	$(86)	$26	$(30)
Asset retirement obligations	(21)	(2)	4
Tax loss carry forwards	93	(10)	(22)
Derivatives	(4)	82	13
Other	(5)	4	(5)

	$(23)	$100	$(40)
Adjustment to deferred tax balances due to change in tax status[1]	(81)	—	—
Release of beginning of year valuation allowances	(5)	(62)	—
Outcome of tax uncertainties	(120)	—	(22)

	$(229)	$38	$(62)

Intraperiod allocation to:
Income before income taxes	$(225)	$(49)	$(75)
Cumulative accounting changes	—	5	—
OCI	(4)	82	17
Balance sheet reclassifications	13	23	(17)

	$(216)	$61	$(75)

1.	Relates to change in tax status in Australia (note 7).

19. Capital Stock

a) Common shares

Our authorized capital stock includes an unlimited number of common shares (issued 533,575,185 shares); 9,764,929 First preferred shares, Series A (issued nil); 9,047,619 Series B (issued nil); 1 Series C special voting share (issued 1); and 14,726,854 Second preferred shares Series A (issued nil).

During 2004, we repurchased 4.47 million common shares (2003: 8.75 million) for $95 million (2003: $154 million), at an average cost of $21.20 per share (2003: $17.56). This resulted in a reduction of common share capital by $35 million (2003: $67 million) and a $60 million charge (being the difference between the repurchase cost and the average historic book value of shares repurchased) to retained earnings (2003: $87 million).

In 2004, we declared and paid dividends in US dollars totaling $0.22 per share (2003 – $0.22 per share, 2002 – $0.22 per share).

b) Exchangeable Shares

In connection with a 1998 acquisition, Barrick Gold Inc. (“BGI”), issued 11.1 million BGI exchangeable shares, which are each exchangeable for 0.53 of a Barrick common share at any time at the option of the holder, and have essentially the same voting, dividend (payable in Canadian dollars), and other rights as 0.53 of a Barrick common share. BGI is a subsidiary that holds our interest in the Hemlo and Eskay Creek Mines.

At December 31, 2004, 1.4 million (2003 – 1.5 million) BGI exchangeable shares were outstanding, which are equivalent to 0.7 million Barrick common shares (2003 – 0.8 million common shares). The equivalent common share amounts are reflected in the number of common shares outstanding.

At any time on or after December 31, 2008, or when fewer than 1.4 million BGI exchangeable shares are outstanding, we have the right to require the exchange of each outstanding BGI exchangeable share for 0.53 of a

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Barrick common share. While there are exchangeable shares outstanding, we are required to present summary consolidated financial information relating to BGI.

Summarized financial information for BGI

For the years ended
December 31	2004	2003	2002

Total revenues and other income	$216	$226	$203
Less: costs and expenses	287	238	191

Income (loss) before taxes	$(71)	$(12)	$12

Net loss	$(41)	$(31)	$(1)

At December 31	2004	2003

Assets
Current assets	$67	$81
Non-current assets	119	236

	$186	$317

Liabilities and shareholders’ equity
Other current liabilities	24	20
Intercompany notes payable	395	545
Other long-term liabilities	36	9
Deferred income taxes	20	67
Shareholders’ equity	(289)	(324)

	$186	$317

20. Other Comprehensive Income (Loss) (“OCI”)

	2004	2003	2002

Accumulated OCI at January 1
Cash flow hedge gains, net of tax of $99, $17, $nil	$189	$32	$25
Investments, net of tax of $nil, $nil, $nil	38	(6)	(4)
Currency translation adjustments, net of tax of $nil, $nil, $nil	(147)	(144)	(123)
Additional pension liability, net of tax of $nil, $nil, $nil	(7)	(7)	(5)

	$73	$(125)	$(107)

OCI for the year:
Changes in fair value of cash flow hedges	147	348	49
Changes in fair value of investments	(27)	37	(5)
Currency translation adjustments	1	(3)	(21)
Adjustments to pension liability	(5)	—	(2)
Less: reclassification adjustments for gains/losses recorded in earnings
Transfers of cash flow hedge gains to earnings:
On recording hedged items in earnings	(132)	(91)	(25)
Hedge ineffectiveness due to changes in timing of hedged items	(2)	(18)	—
Investments:
(Gains) losses realized on sale	(6)	(4)	3
Other than temporary impairment charges	5	11	—

OCI, before tax	(19)	280	(1)
Income tax recovery (expense) related to OCI	4	(82)	(17)

Other comprehensive income (loss), net of tax	$(15)	$198	$(18)

Accumulated OCI at December 31
Cash flow hedge gains, net of tax of $95, $99, $17	206	189	32
Investments, net of tax of $nil, $nil, $nil	10	38	(6)
Currency translation adjustments, net of tax of $nil, $nil, $nil	(146)	(147)	(144)
Additional pension liability, net of tax of $nil, $nil, $nil	(12)	(7)	(7)

	$58	$73	$(125)

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21. Stock-Based Compensation

a) Stock options

Employee stock option activity (number of shares in millions)2

	2004		2003		2002

		Average		Average		Average
	Shares	price	Shares	price	Shares	price

C$ options
At January 1	22		19		19
Granted	1	$28	5	$29	6	$25
Exercised[1]	(2)	$25	(1)	$24	(4)	$25
Cancelled/expired	(2)	$28	(1)	$28	(2)	$34

At December 31	19		22		19

US $ options
At January 1	2		3		6
Granted	5	$24	—	—	—
Exercised[1]	(1)	$15	(1)	$13	(2)	$12
Cancelled/expired	—	—	—	—	(1)	$25

At December 31	6		2		3

1.	The exercise price of the options is the closing share price on the day before the grant date. They vest evenly over four years, beginning in the year after granting, and are exercisable over 7 – 10 years. At December 31, 2004, 13 million (2003 – 1 million, 2002 – 5 million) common shares, in addition to those currently outstanding, were available for granting options.

2.	We are also obliged to issue about 0.3 million common shares (2003 – 0.5 million common shares) in connection with outstanding stock options assumed as part of a business combination in 1999. These options have an average exercise price of C$20 (2003 – C$20) and an average remaining term of one year.

Stock options outstanding (number of shares in millions)

	Outstanding			Exercisable
Range of		Average	Average life		Average
exercise prices	Shares	price	(years)	Shares	price

C$ options
$22 – $31	17	$27	7	10	$26
$32 – $43	2	$39	2	2	$39

	19		6	12

US$ options
$9 – $18	1	$12	5	—	—
$22 – $37	5	$24	6	1	$30

	6		6	1

We record compensation cost for stock options based on the excess of the market price of the stock at the grant date of an award over the exercise price.

Historically, the exercise price for stock options has equaled the market price of stock at the grant date, resulting in no compensation cost.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Option information

For the years ended December 31
(per share and option
amounts in dollars)	2004	2003	2002

Fair value per option	$6.87	$8.50	$6.40
Valuation assumptions:
Expected term (years)	5	6	6
Volatility	30%	40%	40%
Dividend yield	1.0%	1.0%	1.4%
Risk-free interest rate	3.8%	4.5%	5.0%

Pro forma effects
Net income, as reported	$248	$200	$193
Stock-option expense	(29)	(24)	(21)

Pro forma net income	$219	$176	$172

Net income per share:
As reported - Basic	$0.47	$0.37	$0.36
As reported - Diluted	$0.46	$0.37	$0.36

Pro forma[1]	$0.41	$0.33	$0.32

1. Basic and diluted.

b) Restricted Stock Units (RSUs) and Deferred Share Units (DSUs)

Under our RSU Plan, selected employees are granted RSUs, where each RSU has a value equal to one Barrick common share. RSUs vest and will be settled on the third anniversary of the grant date. Additional RSUs are credited to reflect dividends paid on Barrick common shares. RSUs are recorded at fair value on the grant date, with a corresponding amount recorded as deferred compensation that is amortized on a straight-line basis over the vesting period. Changes in the fair value of the RSUs are recorded, with a corresponding adjustment to deferred compensation. Compensation expense for 2004 was $4 million (2003 - $4 million). At December 31, 2004, the weighted average remaining contractual life of RSUs was 2 years.

Under our DSU plan, Directors receive 50% of their basic annual retainer in the form of DSUs, with the option to elect to receive 100% of such retainer in DSUs. Each DSU has the same value as one Barrick common share. DSUs must be retained until the Director leaves the Board, at which time the cash value of the DSUs will be paid out. Additional DSUs are credited to reflect dividends paid on Barrick common shares. DSUs are recorded at fair value on the grant date and are adjusted for changes in fair value. Director’s fee expense for DSUs for 2004 was $0.6 million (2003: $0.2 million).

DSU and RSU activity

		Fair value		Fair value
	DSUs	per unit	RSUs	per unit
	(in thousands)	(in dollars)	(in thousands)	(in dollars)

At December 31, 2001	—	$—	515	$16
Canceled	—	—	(30)	20
Dividends	—	—	4	17

At December 31, 2002	—	$—	489	$15
Canceled	—	—	(171)	17
Granted	8	21	130	22
Dividends	—	—	4	20

At December 31, 2003	8	$23	452	$23
Canceled	—	—	(58)	23
Settled	—	—	(293)	25
Granted	23	22	131	24
Dividends	—	—	3	20

At December 31, 2004	31	$24	235	$24

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22. Post-Retirement Benefits

a) Defined contribution pension plans

Certain employees take part in defined contribution employee benefit plans. We also have a retirement plan for certain officers of the Company, under which we contribute 15% of the officer’s annual salary and bonus. Our share of contributions to these plans, which is expensed in the year it is earned by the employee, was $19 million in 2004, $16 million in 2003 and $13 million in 2002.

b) Defined benefit pension plans

We have one qualified defined benefit pension plan that covers certain of our United States employees and provides benefits based on employees’ years of service. Our policy is to fund the amounts necessary on an actuarial basis to provide enough assets to meet the benefits payable to plan members under the Employee Retirement Income Security Act of 1974. Independent trustees administer assets of the plans, which are invested mainly in fixed-income and equity securities. On December 31, 2004, the qualified defined benefit plan was amended to freeze benefit accruals for all employees, resulting in a curtailment gain of $2 million.

As well as the qualified plan, we have nonqualified defined benefit pension plans covering certain employees and former directors of the Company. An irrevocable trust (“rabbi trust”) was set up to fund these plans. The fair value of assets held in this trust was $31 million in 2004 (2003 – $32 million), and is recorded in our consolidated balance sheet under Investments.

Actuarial gains and losses arise when the actual return on plan assets differs from the expected return on plan assets for a period, or when the expected and actuarial accrued benefit obligations differ at the end of the year. We amortize actuarial gains and losses over the average remaining life expectancy of plan participants, in excess of a 10% corridor.

Pension expense

For the years ended
December 31	2004	2003	2002
Return on plan assets	$(11)	$(11)	$(17)
Service cost	—	—	3
Interest cost	12	14	16
Actuarial gains (losses)	1	—	(1)
Gain (loss) on curtailment/settlement	(2)	1	1

	$—	$4	$2

c) Pension plan information

Fair value of plan assets

For the years ended
December 31	2004	2003

Balance at January 1	$166	$170
Actual return on plan assets	14	19
Company contributions	6	8
Benefits paid	(16)	(31)

Balance at December 31	$170	$166

At December 31		2004		2003
	Target	Actual	Actual	Actual

Composition of plan assets:
Equity securities	50%	46%	$78	$66
Debt securities	50%	54%	92	100

	100%	100%	$170	$166

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Projected benefit obligation (PBO)

For the years ended
December 31	2004	2003
Balance at January 1	$221	$227
Interest cost	12	14
Actuarial losses	3	11
Benefits paid	(16)	(31)
Curtailments/settlements	(2)	—

Balance at December 31	$218	$221

Funded status[1]	$(48)	$(55)
Unrecognized actuarial losses	11	11

Net benefit liability recorded	$(37)	$(44)

ABO[2,3]	$217	$217

1.	Represents the fair value of plan assets less projected benefit obligations. Plan assets exclude investments held in a rabbi trust that are recorded separately on our balance sheet under Investments (fair value $31 million at December 31, 2004). In the year ending December 31, 2005, we do not expect to make any further contributions.

2.	For 2004 we used a measurement date of December 31, 2004 to calculate accumulated benefit obligations.

3.	Represents the ABO for all plans. The ABO for plans where the PBO exceeds the fair value of plan assets was $49 million (2003: $217 million).

Investment strategy

We employ a total return investment approach, whereby a mix of equities and fixed-income investments is used to maximize the long-term return of plan assets. Risk is diversified through a blend of equity and fixed-income investments, and also across geography and market capitalization in US large cap stocks, US small cap stocks, and international securities. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.

Rate of return on plan assets

In estimating the long-term rate of return for plan assets, historical markets are studied and long-term historical returns on equities and fixed-income investments reflect the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are finalized.

Expected future benefit payments

For the years ending December 31

2005	$16
2006	15
2007	16
2008	16
2009	16
2010 – 2014	$89

Total recorded benefit liability

At December 31	2004	2003

Current	$—	$3
Non-current	37	41

Benefit plan liability	$37	$44
Additional minimum liability (note 20)	12	7

	$49	$51

d) Actuarial assumptions

For the years ended
December 31	2004	2003	2002

Discount rate[1]
Benefit obligation	5.50%	6.25%	6.50%
Pension cost	6.25%	6.50%	6.75%
Return on plan assets[1]	7.00%	7.00%	8.50%
Wage increases	5.00%	5.00%	5.00%

1.	Effect of a one-percent change: Discount rate: $22 million change in ABO and change in pension cost; Return on plan assets: $2 million change in pension cost.

e) Other post-retirement benefits

We provide post-retirement medical, dental, and life insurance benefits to certain employees. We use the corridor approach in the accounting for post-retirement benefits. Actuarial gains and losses resulting from variances between actual results and economic estimates or actuarial assumptions are deferred and amortized over the average remaining life expectancy of participants when the net gains or losses exceed 10% of the accumulated post-retirement benefit obligation. In 2004, we recorded a benefit expense of $2 million (2003 – $nil, 2002 – $nil).

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other post-retirement benefits expense

For the years ended
December 31	2004	2003	2002

Interest cost	$2	$1	$2
Prior service cost	—	—	(1)
Curtailments/settlements	—	(1)	(1)

	$2	$—	$—

Fair value of plan assets

For the years ended
December 31	2004	2003

Balance at January 1	$—	$—
Contributions	2	2
Benefits paid	(2)	(2)

Balance at December 31	$—	$—

Accumulated post-retirement benefit obligation (APBO)

For the years ended
December 31	2004	2003

Balance at January 1	$24	$28
Interest cost	2	1
Actuarial losses	5	(3)
Benefits paid	(2)	(2)

Balance at December 31	$29	$24

Funded status	(29)	(24)
Unrecognized actuarial losses	1	(4)

Net benefit liability recorded	$(28)	$(28)

We have assumed a health care cost trend of 10% in 2004, decreasing ratability to 5% in 2009 and thereafter. The assumed health care cost trend had a minimal effect on the amounts reported. A one percentage point change in the assumed health care cost trend rate at December 31, 2004 would have increased the post-retirement obligation by $3 million or decreased the post-retirement benefit obligation by $2 million and would have had no significant effect on the benefit expense for 2004.

Expected future benefit payments

For the years ending December 31

2005	$2
2006	2
2007	2
2008	2
2009	2
2010 – 2014	$9

23. Contingencies, Litigation and Claims

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, the Company and its legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency suggests that a loss is probable, and the amount can be reliably estimated, then a loss is recorded. When a contingent loss is not probable but is reasonably possible, or is probable but the amount of loss cannot be reliably estimated, then details of the contingent loss are disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case we disclose the nature of the guarantee. Legal fees incurred in connection with pending legal proceedings are expensed as incurred.

Bre-X Minerals

In 1998, we were added as a defendant in a class action lawsuit initiated against Bre-X Minerals Ltd., and certain others in the United States District Court for the Eastern District of Texas, Texarkana Division. The class action alleges, among other things, that statements made by us in connection with our efforts to secure the right to develop and operate the Busang gold deposit in East Kalimantan, Indonesia were materially false and

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

misleading and omitted to state material facts relating to the preliminary due diligence investigation undertaken by us in late 1996.

On March 31, 2003, the Court denied all of the Plaintiffs’ motions to certify the case as a class action. The Plaintiffs have not filed an interlocutory appeal of the Court’s decision denying class certification to the Fifth Circuit Court of Appeals. On June 2, 2003, the Plaintiffs submitted a proposed Trial and Case Management Plan, suggesting that the Plan would cure the defects in the Plaintiffs’ motions to certify the class. The Court has taken no action with respect to the proposed Trial and Case Management Plan. The Plaintiffs’ case against the Defendants may now proceed in due course, but not on behalf of a class of Plaintiffs but only with respect to the specific claims of the Plaintiffs named in the lawsuit. Having failed to certify the case as a class action, we believe that the likelihood of any of the named Defendants succeeding against Barrick with respect to their claims for securities fraud is remote. The amount of potential loss, if any, which we may incur arising out of the Plaintiffs’ claims is not determinable.

Blanchard complaint

On January 7, 2003, we were served with a Complaint for Injunctive Relief by Blanchard and Company, Inc. (“Blanchard”), and Herbert Davies (“Davies”). The complaint, which is pending in the U.S. District Court for the Eastern District of Louisiana, also names J.P. Morgan Chase & Company (“J.P. Morgan”) as a defendant, along with an unspecified number of additional defendants to be named later. The complaint, which has been amended several times, alleges that we and bullion banks with whom we entered into spot deferred gold sales contracts have manipulated the price of gold, in violation of U.S. anti-trust laws and the Louisiana Unfair Trade Practices and Consumer Protection Law. Blanchard and Davies both allege that they have been injured as a seller of gold due to reduced interest in gold as an investment. The complaint seeks damages and an injunction terminating certain of our trading agreements with J.P. Morgan and other bullion banks. In September 2003 the Court issued an Order granting in part and denying in part Barrick’s motions to dismiss this action. Discovery has commenced in the case and a trial date has been tentatively set for July 2005. We intend to defend the action vigorously.

McKenzie complaint

On September 21, 2004, a putative class action complaint was filed in the U.S. District Court for the Eastern District of Louisiana against Barrick and J.P. Morgan. The plaintiffs, Dr. Gregg McKenzie and others are alleged purchasers of gold and gold derivatives. The complaint alleges violations of the U.S. anti-trust laws and also of the Commodity Exchange Act, based upon the same conduct as alleged in the Blanchard complaint. The complaint seeks damages and an injunction terminating certain of our trading agreements with J.P. Morgan. On December 17, 2004, a second and substantially identical complaint was filed in the same court against the same defendants. Barrick has not yet been served with this second complaint. Barrick intends to defend both actions vigorously.

Wagner complaint

On June 12, 2003, a complaint was filed against Barrick and several of its current or former officers in the U.S. District Court for the Southern District of New York. The complaint is on behalf of Barrick shareholders who purchased Barrick shares between February 14, 2002 and September 26, 2002. It alleges that Barrick and the individual defendants violated U.S. securities laws by making false and misleading statements concerning Barrick’s projected operating results and earnings in 2002. The complaint seeks an unspecified amount of damages. Other parties on behalf of the same proposed class of Barrick shareholders filed several other complaints, making the same basic allegations against the same defendants. In September 2003, the cases were consolidated into a single action in the Southern District of New York. The plaintiffs filed a Consolidated and/or Amended Complaint on November 5, 2003. On January 14, 2004 Barrick filed a motion to dismiss the complaint. On September 29, 2004, the Court issued an order granting in part and denying in part Barrick’s motion to dismiss the action. The Court granted the

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

plaintiffs leave to file a Second Amended Complaint, which was filed on October 20, 2004. The plaintiffs filed a Third Amended Complaint on January 6, 2005. We intend to defend the action vigorously.

Wilcox complaint

On September 8, 2004, two of our U.S. subsidiaries, Homestake Mining Company of California (“Home-stake California”) and Homestake Mining Company (“Homestake”) were served with a First Amended Complaint by persons alleging to be current or former residents of a rural area near the former Grants Uranium Mill. The Complaint, which was filed in the U.S. District Court for the District of New Mexico, identifies 26 plaintiffs. Homestake and Homestake California, along with an unspecified number of unidentified defendants, are named as defendants. The plaintiffs allege that they have suffered a variety of physical, emotional and financial injuries as a result of exposure to radioactive and other hazardous substances. The Complaint seeks an unspecified amount of damages. A motion to dismiss the claim was filed with the Court, but the Court has not yet ruled on the motion. We intend to defend the action vigorously.

24. Joint Ventures

Our major interests in joint ventures are a 50% interest in the Kalgoorlie Mine in Australia; a 50% interest in the Round Mountain Mine in the United States; and a 50% interest in the Hemlo Mine in Canada.

Summary financial information (100%)

Income statement and cash flow information

For the years ended
December 31	2004	2003	2002

Revenues	$889	$775	$650
Costs and expenses	663	638	582

Net income	$226	$137	$68

Operating activities[1]	$291	$127	$175
Investing activities[1]	$(46)	$(60)	$(54)
Financing activities[1]	$—	$—	$—

1.	Net cash inflow (outflow).

Balance sheet information

At December 31	2004	2003

Assets
Inventories	$102	$99
Property, plant and equipment	506	543
Other assets	93	64

	$701	$706

Liabilities
Current liabilities	$87	$77
Long-term obligations	110	104

	$197	$181

25. Differences from Canadian Generally Accepted Accounting Principles

These consolidated financial statements have been prepared in accordance with US GAAP. A reconciliation of our income statement and balance sheet between US GAAP and Canadian GAAP is presented below together with a description of the significant measurement differences affecting these financial statements.

a) Business combinations

The acquisitions of Sutton Resources Ltd. (“Sutton”) and Homestake Mining Company (“Homestake”), which were accounted for using the pooling-of-interests method under US GAAP, were accounted for as a purchase under Canadian GAAP. Under US GAAP, the assets, liabilities and shareholders’ equity of Sutton and Homestake were combined with the Company’s own recorded amounts. Comparative figures were restated for all periods presented prior to the acquisitions to include the combined statements of income, cash flow and balance sheets of the merged entities adjusted to conform to our US GAAP accounting policies. Under Canadian GAAP, rules which existed at the time of the Sutton and Homestake acquisitions prior to the effective date of CICA 1581, Business Combinations, allowed for two possible accounting methods, the purchase method or the pooling-of-interests method. The selection of the method of accounting used for business combinations under the previous rules depended upon whether or not

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

one of the combining companies could be identified as an acquirer. In situations where voting shares were issued or exchanged to effect the combination, factors relating to control over the resultant combined company were considered. Under these previous rules, due to the fact that the Barrick shareholders (as a group) held more than 50% of the voting shares of the combined company after the acquisitions of Sutton and Homestake, Barrick was identified as the acquirer, thereby requiring the purchase method to be used under Canadian GAAP. The application of the purchase method under Canadian GAAP required that identifiable assets and liabilities of the acquired entity be recorded at fair values at the date of acquisition, with any excess purchase price allocated to goodwill. This resulted in certain assets and liabilities being recorded at different carrying amounts under Canadian GAAP compared with US GAAP. These differences arise because their fair values at the date of acquisition differed from historic cost, which is the basis of accounting under the pooling-of-interests method under US GAAP. The assets and liabilities most significantly affected are: property, plant and equipment, inventories, and goodwill.

b) Exploration and development expenditures

For Canadian GAAP purposes, we capitalize mine development costs on our properties after proven and probable reserves have been found as well as on some properties where we have found non-reserve material that does not meet all the criteria required for classification as proven or probable reserves. The determination as to whether the existence of non-reserve material should result in the capitalization of mine development costs is based on various factors, including: the existence and nature of known mineralization; the location of the property (for example, whether the presence of existing mines and ore bodies in the immediate vicinity increases the likelihood of development of a mine on the property); whether the ore body is an extension of an existing producing ore body on an adjacent property; the results of recent drilling on the property; and the existence of a feasibility study or other analysis to demonstrate that mineralization is expected to be commercially recoverable. Under US GAAP, exploration and development expenditures incurred on properties where mineralization has not been classified as a proven and probable reserve under SEC rules are expensed as incurred. Accordingly, certain expenditures are capitalized for Canadian GAAP purposes but expensed under US GAAP.

c) Amortization of property, plant and equipment

Under Canadian GAAP, amortization of property, plant and equipment using the units-of-production method is calculated using proven and probable mineral reserves and non-reserve material (when sufficient objective evidence exists to support a conclusion that it is probable the non-reserve material will be produced). For US GAAP purposes, amortization is calculated for historical capitalized costs incurred to access specific ore blocks or areas using only proven and probable reserves within the specific block or area; infrastructure and other common costs which have a useful life over the entire mine are amortized over total accessible proven and probable reserves of the mine. These different methods result in a different rate of amortization for Canadian GAAP compared to US GAAP.

In addition, a difference in the amount of amortization expense results where differences exist in the carrying amounts of property, plant and equipment between US GAAP and Canadian GAAP, due to the historic effects of the application of GAAP to these items (for example, arising from differences in business combinations accounting, capitalization of exploration expenditures, and accounting for asset retirement obligations).

d) Goodwill

Under Canadian GAAP, on the acquisition of Home-stake, goodwill was identified and was allocated to reporting units by preparing estimates of the fair value of each reporting unit and comparing this amount to the fair value of assets and liabilities in the reporting unit.

Under Canadian GAAP, we test goodwill for impairment annually in the fourth quarter of our fiscal year, however, if there is indication of an impairment in goodwill during the year, we will do an assessment at that time. This impairment assessment involves estimat-

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ing the fair value of each reporting unit that includes goodwill. We compare this fair value to the total carrying amount of the reporting unit (including goodwill). If the fair value exceeds this carrying amount, we consider that goodwill is not impaired. If the fair value is less than this carrying amount, then we estimate the fair values of all identifiable assets and liabilities in the reporting unit, and compare this net fair value of assets less liabilities to the estimated fair value of the entire reporting unit. The difference represents the fair value of goodwill, and if necessary, we reduce the carrying amount of goodwill to this fair value.

e) Future income taxes

Under US GAAP, acquisitions occurring prior to January 1, 2000 have been accounted for by grossing up assets and deferred tax liabilities for the underlying tax effect of treating the purchase consideration allocated to assets acquired that is not tax deductible as a temporary taxable difference. Under the transition provisions of CICA 3465, that was adopted effective January 1, 2000, the recorded amounts of assets acquired were not restated to reflect differences in their carrying amounts at acquisition for tax and accounting purposes. Consequently, under Canadian GAAP, property, plant and equipment was $190 million lower and future income tax liabilities were $94 million higher than the amounts recorded under US GAAP.

Where assets and liabilities are recorded at different carrying amounts for US GAAP and Canadian GAAP, due to differences in the accounting policies that affect these assets and liabilities, a difference also arises in the amount of temporary differences that give rise to deferred tax assets and liabilities. Consequently, the amounts of deferred tax assets and liabilities recorded under US GAAP differ from the amounts of future income taxes recorded under Canadian GAAP.

f) Impairment evaluations for long-lived assets

Under US GAAP, financing costs are excluded from the evaluation of long-lived assets for impairment purposes. Under Canadian GAAP, in years 2003 and prior, financing costs were included in impairment evaluations, but where an asset was impaired, the asset was reduced to its net recoverable amount, calculated as the estimated future undiscounted net cash flow expected to be generated by the asset. Under US GAAP, if assets are impaired, a reduction in the carrying amount to estimated fair value is required. Fair value is estimated by discounting the expected future net cash flows using a discount factor. The adoption of CICA 3063 under Canadian GAAP on January 1, 2004 conformed the measurement of impairment with US GAAP prospectively for future periods.

g) Investments

Under US GAAP available for sale securities are recorded at fair value, with unrealized gains or losses included in other comprehensive income. Under Canadian GAAP, the concept of comprehensive income does not exist and these investments are recorded at cost.

h) Derivatives

Under Canadian GAAP, derivatives that qualify for hedge accounting treatment are recognized on the balance sheet only to the extent that cash has been paid or received together with adjustments necessary to offset recognized gains or losses arising on the hedged items. Under US GAAP, such derivatives are recognized on the balance sheet at fair value with a corresponding charge or credit recorded in other comprehensive income.

i) Minimum pension liability

Under US GAAP, if the accumulated pension plan benefit obligation exceeds the market value of plan assets, a minimum pension liability for the excess is recognized to the extent that the liability recorded in the balance sheet is less than the minimum liability. Any portion of this additional liability that relates to unrecognized prior service cost is recognized as an intangible asset while the remainder is charged to comprehensive income. Canadian GAAP does not require us to record a minimum liability and does not have the concept of comprehensive income.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

j) Asset retirement obligations

Under US GAAP, FAS 143 was adopted effective January 1, 2003 relating to asset retirement obligations. Under Canadian GAAP, a similar standard was effective for our 2004 fiscal year, CICA 3110 – Asset Retirement Obligations. CICA 3110 required retroactive restatement of financial statements for prior periods, and accordingly comparative information for Canadian GAAP now reflects the requirements of CICA 3110. Both of these standards are established for the recognition and measurement of liabilities for legal obligations associated with the retirement of a long-lived asset that result from its acquisition, construction, development or normal operation. Under US GAAP, the effect of the adoption of FAS 143 was recorded in the income statement for the three months ended March 31, 2003. Under Canadian GAAP, the cumulative effect was recorded as an adjustment to the opening retained earnings for the earliest period presented. Due to the difference in timing of adoption of FAS 143 and CICA 3110, the amount of amortization and accretion recorded differ under US and Canadian GAAP.

k) Foreign currency

Under US GAAP, translation adjustments that arise on the translation of financial statements of entities whose functional currency is not the US dollar are reported as a component of comprehensive income. Under Canadian GAAP, the concept of comprehensive income does not exist and these translation adjustments are reported as a separate component of shareholders’ equity, called “cumulative translation adjustments”.

l) Revenue

Under Canadian GAAP purchase accounting rules, Homestake gold sales contracts existing at the date of acquisition were recorded at fair value and any previous deferred revenue balances eliminated. As these contracts are delivered into, the revenue recorded under Canadian GAAP is reduced to the extent of the original fair value adjustment. Under US GAAP pooling rules, existing Homestake deferred revenue balances were carried forward and recorded in the period of delivery. Differences between Canadian and US GAAP revenue arise from these different business combination accounting practices.

m) Stock-based compensation

Under US GAAP, through the end of 2004 we continued to account for stock-based compensation using the intrinsic value method under APB 25. Under Canadian GAAP, effective January 1, 2004, CICA 3870, Stock-Based Compensation and Other Stock-Based Payments became effective, and required us to record a compensation expense in our income statement based on the fair value of options granted. We elected to adopt CICA 3870 retroactively with restatement of prior periods to include an expense of the type that was previously included under the pro forma note disclosure. The cumulative amount of compensation expense under Canadian GAAP was recorded within contributed surplus in the balance sheet. The adoption of FAS 123R under US GAAP in 2005 will conform the accounting treatment with Canadian GAAP for future stock option grants, but some differences will remain between US and Canadian GAAP for stock option grants in 2004 and prior years due to the differing transition rules under CICA 3870 and FAS 123R.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

n) Consolidated Balance Sheets

For the years ended December 31		2004			2003

				Canadian			Canadian
	Notes	US GAAP	Adjustments	GAAP	US GAAP	Adjustments	GAAP

Assets
Current assets
Cash and equivalents		$1,398	$—	$1,398	$970	$—	$970
Accounts receivable		58	—	58	56	—	56
Inventories	a	215	2	217	164	3	167
Other current assets	h, l	286	(105)	181	178	(112)	66

		1,957	(103)	1,854	1,368	(109)	1,259
Investments	g	134	(10)	124	130	(38)	92
Property, plant and equipment	a, b, c, f, j	3,391	1,138	4,529	3,128	1,331	4,459
Capitalized mining costs, net		226	—	226	235	—	235
Goodwill	a, d	—	868	868	—	1,081	1,081
Other assets	a, e, h, l	566	(333)	233	497	(284)	213

Total assets		$6,274	$1,560	$7,834	$5,358	$1,981	$7,339

Liabilities and Shareholders’ Equity
Accounts payable		$335	$—	$335	$245	$—	$245
Other current liabilities	h, j	83	(11)	72	119	14	133

		418	(11)	407	364	14	378
Long-term debt	h	1,655	5	1,660	719	(1)	718
Other long-term obligations	h, i, j	499	(28)	471	464	(30)	434
Deferred/Future income tax liabilities	e	139	(34)	105	317	59	376

Total liabilities		2,711	(68)	2,643	1,864	42	1,906

Capital stock	a	4,129	859	4,988	4,115	861	4,976
Retained earnings (deficit)	a	(624)	819	195	(694)	1,162	468
Accumulated other comprehensive income (loss)	g, h, i, k	58	(58)	—	73	(73)	—
Contributed surplus	m	—	31	31	—	13	13
Cumulative translation adjustments	k	—	(23)	(23)	—	(24)	(24)

Total shareholders’ equity		3,563	1,628	5,191	3,494	1,939	5,433

Total liabilities and shareholders’ equity		$6,274	$1,560	$7,834	$5,358	$1,981	$7,339

1.	Effective January 1, 2004, we adopted CICA 3870 and CICA 3110 and changed our accounting policies for stock options and asset retirement obligations. These pronouncements were adopted retroactively with restatement of prior periods.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

o) Reconciliation of shareholders’ equity

At December 31, 2004

			Retained	Other	Cumulative
		Capital	earnings	comprehensive	translation
	Notes	stock	(deficit)	income	adjustments

Balance per US GAAP		$4,129	$(624)	$58	$—
Adjustments (net of tax effects):
Valuation of equity issued in business combinations[1]		(293)
Cumulative effect of differences in accounting policies
Amortization of property, plant and equipment	c		183
Exploration and development costs	b		159
Provisions for mining assets in 2000 and 1997[2]			683
Investments	g		—	(10)
Derivatives accounted for as cash flow hedges	h		—	(206)
Non-hedge derivative adjustments			(25)
Minimum pension liability	i		—	12
Asset retirement obligations	j		(5)
Interest capitalization	p2		8
Stock-based compensation expense	m		(35)
Classification of exchangeable shares		(11)
Other		(1)	1
Cumulative effect of differences in accounting for business combinations under the pooling-of- interests versus the purchase method
Excess of fair value of shareholders’ equity over historic book value	a	1,185	—	122	1
Deficit of Sutton and Homestake at acquisition	a		749
Amortization of property, plant and equipment	c		(111)
Deferred revenue	l		(23)
Gains on asset sales	a		(40)
Merger related costs			19
Impairment of long-lived assets	p7, p8		(107)
Homestake inventory	a		(23)
Impairment of goodwill	d		(232)
Effect of different book values of capital stock on common share repurchases		(21)	21
Deferred income taxes
Effect of difference in timing of adoption of CICA 3465 versus FAS 109	e		(284)
Effect on deferred tax assets and liabilities of temporary differences for US GAAP and Canadian GAAP purposes	e		16
Tax valuation allowances	p3		(135)
Reclassification of translation adjustments	k		—	24	(24)

Balance per Canadian GAAP		$4,988	$195	$—	$(23)

1. In determining the value of the shares exchanged in acquisitions, for accounting purposes under US GAAP we used the unadjusted quoted market prices of our shares. For Canadian GAAP purposes, the value was adjusted by a 5% to 20% discount reflecting the fact that the market value for a large block of common shares is less than our quoted share price. The recognition of this discount to the value of common shares issued for Canadian GAAP purposes resulted in a reduction in the value of the shares for accounting purposes and cost of acquisitions by $293 million.

2. The impact of applying US GAAP in calculating the provisions for mining assets in 2000 and 1997 was to reduce property, plant and equipment by $780 million offset by future income taxes of $97 million for a net reduction in shareholders’ equity of $683 million.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

p) Reconciliation of consolidated net income

For the years ended December 31	Notes	2004	2003	2002

Net income – US GAAP		$248	$200	$193
Amortization of property, plant and equipment	c	(16)	4	28
Exploration and development expenditures	b	25	53	52
Asset retirement obligations	j	1	10	(9)
Cumulative effect of accounting changes under US GAAP	c, j	—	17	—
Gains on asset sales[1]	a	(32)	(10)	—
Interest capitalized[2]		4	9	—
Release of deferred income tax valuation allowances[3]	a, e	(29)	(87)	(19)
Future income tax expense[4]	e	60	10	15
Deferred revenue	l	—	(29)	(20)
Non-hedge derivative adjustments[5]		—	—	(26)
Homestake inventory[6]	a	(1)	(2)	(21)
Impairment of goodwill[7]	d	(184)	(48)	—
Impairment of long-lived assets[8]		(160)	—	—
Stock-based compensation expense[9]		(21)	(12)	(2)
Other items		3	2	11

Net income (loss) – Canadian GAAP		$(102)	$117	$202

Net income (loss) per share (dollars)
Basic and fully diluted		$(0.19)	$0.22	$0.37

1. The gains on sale under Canadian GAAP are different from US GAAP due to the fact that the carrying amount of assets sold was higher under Canadian GAAP.

2. Under Canadian GAAP the Lagunas Norte and Veladero projects met the criteria for interest capitalization earlier than under US GAAP.

3. In 2004, a release of valuation allowance of $29 million was recorded as a reduction of goodwill under Canadian GAAP, but this amount was recorded in earnings under US GAAP. In 2003, under Canadian GAAP, differences in the carrying amount of certain assets recorded at fair value at the acquisition of Homestake resulted in valuation allowances totaling $23 million not being historically required under Canadian GAAP. The remaining amount in 2003 relates to a release of valuation allowances under US GAAP totaling $118 million that has been recorded as a reduction of goodwill and other intangible assets under Canadian GAAP, offset by the release of certain valuation allowances to earnings under Canadian GAAP totaling $54 million.

4. The adjustment to future tax expense reflects the reversal of temporary differences under Canadian GAAP caused by other adjustments that were made to reconcile US GAAP net income to Canadian GAAP net income. The adjustment also reflects other differences in accounting for income taxes as described in note 25e.

5. Certain derivatives classified as “non-hedge derivatives” under US GAAP were accounted for under Canadian GAAP as either hedge derivatives; or recorded at cost with gains and losses recorded either at maturity or when losses were determined to be other than temporary.

6. Certain ore in stockpile and in process inventory held by Homestake, which was adjusted to fair value at the date of acquisition, caused an adjustment to cost of sales when the inventory was processed and sold.

7. In 2004, an impairment charge of $184 million (2003 – $48 million) was recorded against goodwill that arose in the Homestake merger under Canadian GAAP.

8. Various exploration properties in Peru were written down by $67 million under US GAAP in 2004 on completion of an impairment test. The carrying amount of these properties was $nil under Canadian GAAP due to historic differences in the purchase accounting treatment between US and Canadian GAAP when the properties were originally acquired in 1996. Under Canadian GAAP, impairment charges totaling $227 million were recorded against the carrying amount of the Cowal development project and various Australian exploration-stage properties acquired in the Homestake merger whose carrying amounts are higher than US GAAP because they were recorded at fair value at the date of acquistition.

9. Under Canadian GAAP a new accounting standard was adopted in 2004 that requires the expensing of stock options. The new Canadian GAAP accounting standard was adopted retroactively with restatement of prior periods. Under US GAAP, the adoption of FAS 123R in 2005 will conform the accounting treatment of stock options, although due to differing transitional rules under US GAAP some differences from Canadian GAAP will remain.

BARRICK Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

q) Consolidated statements of cash flow under Canadian GAAP

Exploration and development expenditures that were capitalized under Canadian GAAP, but expensed under US GAAP, were $25 million in 2004 (2003 – $53 million; 2002 – $52 million). This represents the differences in cash flows from operating and investing activities between US GAAP and Canadian GAAP.

For the years ended December 31	2004	2003	2002

Activities:
Operating	$535	$581	$651
Investing	(848)	(396)	(121)
Financing	741	(266)	(61)

Effect of foreign exchange rate changes on cash	—	7	1
Cash and equivalents at beginning of period	970	1,044	574

Cash and equivalents at end of period	$1,398	$970	$1,044

BARRICK Annual Report 2004